Exhibit 99.1
BUSINESS
Overview
Our Company
We are the largest Burger King® franchisee in the world, based on number of restaurants, and have operated Burger King restaurants since 1976. As of July 1, 2012, we owned and operated 574 Burger King restaurants located in 13 Northeastern, Midwestern and Southeastern states. Burger King restaurants feature the popular flame-broiled Whopper® sandwich, as well as a variety of hamburgers, chicken and other specialty sandwiches, french fries, salads, breakfast items, snacks and other offerings. We believe that our size, seasoned management team, extensive operating infrastructure, experience and proven operating disciplines differentiate us from many of our competitors as well as many other Burger King operators. For the fiscal year ended January 1, 2012 and the six months ended July 1, 2012, our restaurants generated revenues of $347.5 million and $180.1 million, respectively. Our comparable Burger King restaurant sales for the second quarter of 2012 increased 8.8%. For the fiscal year ended January 1, 2012, we generated average annual sales per restaurant of $1,154,000.
On May 30, 2012, we completed the acquisition of 278 company-owned Burger King restaurants from BKC, which we refer to as the "acquisition", for a purchase price consisting of (i) a 28.9% equity ownership interest in Carrols Restaurant Group, (ii) $3.8 million for cash on hand and inventory at the acquired restaurants and (iii) $9.4 million of franchise fees and $3.8 million for BKC’s assignment of its right of first refusal on franchisee restaurant transfers in 20 states ("ROFR") pursuant to an Operating Agreement, which we refer to as the "operating agreement", dated as of May 30, 2012 with BKC. The amount for the ROFR is payable in quarterly payments over five years and the first quarterly payment of $0.2 million was made at closing on May 30, 2012. We also entered into new franchise agreements pursuant to the purchase and operating agreements and entered into leases with BKC for all of the acquired restaurants, including leases for 81 restaurants owned in fee by BKC and subleases for 197 restaurants under terms substantially the same as BKC’s underlying leases for those properties. Pursuant to the operating agreement, we also agreed to remodel 455 Burger King restaurants to BKC’s 20/20 restaurant image, including 57 restaurants in 2012, 154 restaurants in 2013, 154 restaurants in 2014 and 90 restaurants in 2015.
We refer to the 278 restaurants acquired from BKC as our "acquired restaurants" and our restaurants operated prior to the acquisition are referred to as our "legacy restaurants". For the fiscal year ended January 1, 2012, the acquired restaurants generated average annual sales per restaurant of $1,061,000. For the fiscal year ended January 1, 2012 and the six months ended July 1, 2012, the acquired restaurants generated total revenues of $294.9 million and $152.9 million, respectively.
Industry
The Restaurant Market
According to Technomic, in 2011, total restaurant industry revenues in the United States were approximately $370.2 billion, representing an increase of 2.5% from 2010. Technomic projects total restaurant industry revenue to grow by 2.9% in 2012. Restaurant sales historically have closely tracked several macroeconomic indicators and we believe that “away-from-home” food consumption will continue to rebound as the economy recovers. Historically, unemployment has been inversely related to restaurant sales and, as the unemployment rate decreases, and disposable income increases restaurant sales have increased. In 2011, 47.5% of food dollars were spent on food away from home and demand continues to outpace at-home dining, with food away from home projected to surpass at-home dining in 2021 according to the U.S. Department of Agriculture.
Limited-service Restaurants.    Limited-service restaurants are distinguished by high speed of service and efficiency, convenience, limited menu and service and value pricing. According to Technomic in 2011, sales at all limited-service restaurants in the United States were $200.9 billion, an increase of 3.1% from 2010 and representing 54.3% of total U.S. restaurant industry sales. This constitutes an increase in overall market share when compared to the 53.9% of total U.S. restaurant industry sales attributed to limited-service restaurants in 2010. According to Technomic, in 2012, sales for limited-service restaurants are projected to increase 3.5%.

Technomic reports that sales in the limited-service industry in 2011 were divided by menu category as follows:

At $68.9 billion in sales in 2011, the Burger menu category is the largest within the limited-service segment, representing 34% of limited-service restaurant 2011 sales. According to Technomic, sales in the Burger menu category grew by 3.7% in 2011 and are forecasted to grow by 4.1% in 2012, outpacing the overall limited-service segment. The Burger menu category is the fifth fastest-growing menu category in the limited-service restaurant segment by sales.
According to Technomic, in 2011, franchises contributed 72% of sales to the limited-service restaurant segment and accounted for eight out of ten stores.
According to BKC, as of June 30, 2012, there were a total of 12,604 Burger King restaurants, of which 11,786 were franchised restaurants and 7,469 were located in the United States and Canada. Burger King is the second largest hamburger restaurant chain in the world (as measured by number of restaurants) and we believe that the Burger King brand is one of the world's most recognized consumer brands. Burger King restaurants are part of the Burger menu category within the limited service segment. Burger King restaurants have a distinctive image and are generally located in high-traffic areas throughout the United States. Burger King restaurants are designed to appeal to a broad spectrum of consumers, with multiple day-part meal segments targeted to different groups of consumers.
BKC's marketing strategy is characterized by its HAVE IT YOUR WAY® service, flame grilling, generous portions and competitive prices. Burger King restaurants feature flame-grilled hamburgers, the most popular of which is the Whopper sandwich, a large, flame-grilled hamburger garnished with mayonnaise, lettuce, onions, pickles and tomatoes. The basic menu of all Burger King restaurants also includes a variety of hamburgers, chicken and other specialty sandwiches, french fries, salads, breakfast items, snacks, and other offerings. BKC and its franchisees have historically spent between 4% and 5% of their respective sales on marketing, advertising and promotion to sustain high brand awareness. BKC has recently launched marketing initiatives to reach a more diverse consumer base and has introduced a number of new and enhanced menu items to broaden offerings and drive customer traffic in all day parts.
Our Burger King restaurants are typically open seven days per week and generally have operating hours ranging from 6:00 am to midnight on Sunday to Wednesday and 2:00 am on Thursday to Saturday.
We believe that the competitive attributes of Burger King restaurants include significant brand recognition, convenience of location, quality, speed of service and price.
Our existing restaurants consist of one of several building types with various seating capacities. Our typical freestanding restaurant contains approximately 2,800 to 3,200 square feet with seating capacity for 90 to 100 customers, has drive-thru service windows and has adjacent parking areas. The building types for recently constructed or remodeled Burger King restaurants utilize 2,600 square feet and typically have seating capacity for 60 to 70 customers. As of July 1, 2012, almost all of our restaurants were freestanding. We operate our restaurants under franchise agreements with BKC.

Our Competitive Strengths
We believe we have the following competitive strengths pertaining to our restaurants:
Largest Burger King Franchisee.    We are BKC's largest franchisee in the world, based on number of restaurants, and are well positioned to leverage the scale and marketing of one of the most recognized brands in the restaurant industry. We believe the geographic dispersion of our restaurants will provide us with stability and enhanced growth opportunities in many of the markets in which we operate. We also believe that our large number of restaurants increases our ability to effectively manage the brand awareness of the Burger King brand in certain markets.
Operational Expertise.     Our focus is on leveraging our operational expertise in order to optimize the performance of our restaurants. We have developed sophisticated information and operating systems that enable us to measure and monitor key metrics in order to optimize operational performance, sales and profitability. We believe that our experienced management team, operating culture, effective operating systems and infrastructure enable us to operate more efficiently than many other Burger King operators, resulting in better restaurant margins and overall performance.
Distinct Brand with Global Recognition, Innovative Marketing and New Product Development.     As Burger King's largest franchisee, we benefit from, and rely on, BKC's extensive marketing, advertising and product development capabilities to drive sales and generate restaurant traffic. Over the years, BKC has launched innovative and creative multimedia advertising campaigns that highlight the popular relevance of the Burger King brand. Ad Week has named Burger King one of the top three industry-changing advertisers within the last three decades.

Consistent Operating History.    We believe our long-term track record of operating and financial management capabilities has resulted in consistent and stable cash flows and has demonstrated our ability to prudently manage financial leverage through a variety of economic cycles. We believe our cash flow will continue to allow us to fund our ongoing operations and capital expenditure needs while also providing the capital necessary to service our debt.

Strategic Relationship with Burger King Corporation.    We believe that the structure of the acquisition of the acquired restaurants strengthens our well-established relationship with BKC and further aligns our common interests to grow our business and the Burger King business as a whole. The consideration to BKC included a 28.9% equity interest in Carrols Restaurant Group. BKC's President, North America, Steven M. Wiborg, and Chief Financial Officer, Daniel Schwartz, joined our board of directors upon the closing of the acquisition of the acquired restaurants on May 30, 2012.
Experienced Management Team with a Proven Track Record.    We believe that our senior management team's extensive experience in the restaurant industry and its long and successful history of developing, acquiring, integrating and operating quick-service restaurants provides us with a competitive advantage. Our operations are overseen by our Chief Executive Officer, Dan Accordino, who has 40 years of Burger King and quick-service restaurant experience, and seven Regional Directors that have an average of 25 years of Burger King restaurant experience. Seventy-three district managers support the Regional Directors and have an average of over 15 years of restaurant management experience in the Burger King system. Our operations management is further supported by our infrastructure of financial, information systems, real estate and human resources professionals. Our management team has a successful history of managing strategic transformations, and over the past 20 years, we have (prior to giving effect to the acquisition of the acquired restaurants) doubled the number of Burger King restaurants we own and operate, largely through acquisitions. In addition, we successfully acquired, integrated and expanded the Pollo Tropical and Taco Cabana brands, which we acquired in 1998 and in 2000, respectively. The Pollo Tropical and Taco Cabana brands are owned and operated by Fiesta Restaurant Group which was spun-off by us on May 7, 2012.
Our Business Strategies
Our primary business strategies are as follows:
Increase Restaurant Sales and Customer Traffic.    BKC has recently identified and implemented a number of strategies to reinvigorate the brand, increase market share, improve overall operations and drive future growth. These strategies are central to our strategic objectives to deliver profitable growth.

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Product. On April 2, 2012, BKC launched one of the broadest expansions of food offerings in its 58-year history, including the introduction of Thick Cut Fries, Garden Fresh Salads, Wraps, Real Fruit Smoothies and Frappes. There have also been a number of enhancements to food preparation procedures to improve the quality of BKC's existing products. These new menu platforms and quality improvements form the backbone of BKC's strategy to appeal to a broader consumer base and to increase restaurant sales.

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Image. We have agreed to remodel 455 restaurants over the next three and a half years beginning in 2012 to BKC's “20/20” restaurant image which features a fresh, sleek, eye-catching design. The restaurant redesign incorporates easy-to-navigate digital menu boards in the dining room, streamlined merchandising at the drive-thru, flat screen televisions in the dining area and new employee uniforms. We believe the restaurant remodeling plan will improve our guests' dining experience, increase dining frequency and help drive increases in average check size from more dine-in visits.

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Advertising. We believe that we will continue to benefit from BKC's advertising support of its new menu, product enhancement and reimaging initiatives. In late 2011, BKC launched a revamped national, multi-platform marketing campaign centered around the quality of its food, featuring both new and core offerings. The campaign, which features celebrities, highlights the new menu platforms and returns the brand to its roots with a refreshed focus on the flagship Whopper sandwich. We believe the campaign will broaden the appeal of the brand while increasing customer frequency and brand loyalty.

Improve Profitability of Acquired Restaurants by Leveraging Our Existing Infrastructure and Best-Practices.    With the acquisition of 278 restaurants from BKC, we believe we can realize benefits from economies of scale, including leveraging our existing infrastructure across a larger number of restaurants. Additionally, we believe that our skilled management team, sophisticated information technology, operating systems and training and development programs support our ability to enhance operating efficiencies at the acquired restaurants. We have identified a number of opportunities to enhance the profitability of the newly acquired restaurants and we believe, over time, these new restaurants can achieve comparable levels of profitability and operational efficiency as our current store base.
Selectively Acquire and Develop Additional Burger King Restaurants.    As of July 1, 2012 we operated 574 Burger King restaurants, making us the largest Burger King franchisee in the world. In addition, as a part of the acquisition, BKC assigned to us its ROFR and granted us certain pre-approval rights to acquire additional franchised restaurants and to develop new restaurants in those markets. Due to the number of restaurants and franchisees in the Burger King franchise system and our historical success in acquiring and integrating restaurants, we believe that there is considerable opportunity for future growth. While our primary focus in the near-term is to successfully integrate, remodel and improve the profitability of the acquired restaurants, we believe that the assignment of the ROFR and the pre-approval to acquire and develop additional restaurants provide us with the opportunity to expand our ownership of Burger King restaurants in the future through selective acquisitions and new restaurant openings.
Restaurant Economics
Selected restaurant operating data for our restaurants (excluding the acquired restaurants) is as follows:

	Year Ended
	January 3, 2010 (1)	January 2, 2011 (1)	January 1, 2012 (1)
Average annual sales per restaurant (in thousands)	$1,206	$1,162	$1,154
Average sales transaction	$5.56	$5.44	$5.80
Drive-through sales as a percentage of total sales	64.5%	65%	64.9%
Day-part sales percentages:
Breakfast	13.1%	13.8%	13.1%
Lunch	32.3%	31.9%	32.1%
Dinner	27.2%	26.8%	27.1%
Afternoon and late night	27.4%	27.5%	27.7%

(1)
The fiscal years ended January 2, 2011 and January 1, 2012 were each a 52-week fiscal year and the fiscal year ended January 3, 2010 was a 53-week fiscal year. Average annual sales for company owned or operated restaurants are derived by dividing restaurant sales for such year for the applicable segment by the average number of restaurants for the applicable segment for such year. For comparative purposes, the calculation of average annual sales per company-owned restaurant is based on a 52-week year. For purposes of calculating average annual sales per company-owned restaurant for 2009, we have excluded restaurant sales for the extra week in 2009.

Restaurant Capital Costs
The initial cost of the franchise fee, equipment, seating, signage and other interior costs of a standard new Burger King restaurant currently is approximately $350,000 (excluding the cost of the land, building and site improvements). In the markets in which we primarily operate, the cost of land generally ranges from $600,000 to $800,000 and the cost of building and site improvements generally ranges from $650,000 to $700,000.
With respect to development of freestanding restaurants, we generally seek to acquire the land to construct the building, and thereafter enter into an arrangement to sell and leaseback the land and building under a long-term lease. Historically, we have been able to acquire and finance many of our locations under such leasing arrangements. Where we are unable to purchase the underlying land, we enter into a long-term lease for the land and fund the construction of the building from cash generated from our operations or with borrowings under our senior credit facility rather than through long-term leasing arrangements.
The cost of developing and equipping new restaurants can vary significantly and depends on a number of factors, including the local economic conditions and the characteristics of a particular site. Accordingly, the cost of opening new restaurants in the future may differ substantially from, and may be significantly higher than, both the historical cost of restaurants previously opened and the estimated costs above.
We anticipate that the cost of remodeling certain of our restaurants and certain of the acquired restaurants to BKC's 20/20 restaurant image pursuant to the operating agreement will generally range from $200,000 to $500,000 per restaurant with an average cost of approximately $300,000 per restaurant.
Seasonality
Our business is moderately seasonal due to regional weather conditions. Sales from our restaurants (primarily located in the northeastern United States) are generally higher during the summer months than during the winter months. The acquired restaurants have increased the number of our restaurants in the states which we currently operate in and, have moderated the seasonal impact on our business as we have increased the number of Burger King restaurants which we operate in the states outside the northeastern United States.
Restaurant Locations
The following table details the locations of our 574 Burger King restaurants as of July 1, 2012:

State	Total Restaurants
Indiana	73
Kentucky	17
Maine	4
Massachusetts	1
Michigan	24
New Jersey	2
New York	116
North Carolina	141
Ohio	85
Pennsylvania	34
South Carolina	32
Vermont	1
Virginia	44
Total	574

Operations
Management Structure
We conduct substantially all of our executive management, finance, marketing and operations support functions from our corporate headquarters in Syracuse, New York. Carrols Restaurant Group is led by our Chief Executive Officer and President, Daniel T. Accordino. Mr. Accordino has nearly 40 years of Burger King and quick-service restaurant experience at our company.
Our Burger King operations for our restaurants are overseen by seven Regional Directors, three of whom are Vice Presidents, that have an average of over 25 years of Burger King restaurant experience. Seventy three district managers that have an average of over 15 years of restaurant management experience in the Burger King system support the Regional Directors for our restaurants.
For our restaurants, a district manager is responsible for the direct oversight of the day-to-day operations of an average of approximately seven restaurants. Typically, district managers have previously served as restaurant managers at one of our restaurants. Regional directors, district managers and restaurant managers are compensated with a fixed salary plus an incentive bonus based upon the performance of the restaurants under their supervision. Typically, our restaurants are staffed with hourly employees who are typically supervised by a salaried manager and two or three salaried assistant managers.
Training
We maintain a comprehensive training and development program for all of our personnel and provide both classroom and in-restaurant training for our salaried and hourly personnel. The program emphasizes system-wide operating procedures, food preparation methods and customer service standards for each of the concepts. In addition, BKC's training and development programs are also available to us as a franchisee.
Management Information Systems
Our sophisticated management information systems provide us with the ability to efficiently and effectively manage our restaurants and to ensure consistent application of operating controls at our restaurants. Our size also affords us the ability to maintain an in-house staff of information technology and restaurant systems professionals dedicated to continuously enhancing our systems. In addition, these capabilities allow us to integrate newly developed or restaurants that we acquire and achieve greater economies of scale and operating efficiencies. We have retained the current information systems used at the acquired restaurants following the closing of the acquisition. We plan to implement our point-of-sale (POS) system software at the acquired restaurants beginning in 2013.
We installed new POS systems at all of our legacy restaurants in 2011 and in the first half of 2012. Our restaurants employ touch-screen POS systems that are designed to facilitate accuracy and speed of order taking. These systems are user-friendly, require limited cashier training and improve speed-of-service through the use of conversational order-taking techniques. The POS systems are integrated with PC-based applications at the restaurant that are designed to facilitate financial and management control of our restaurant operations.
Our restaurant systems provide daily tracking and reporting of traffic counts, menu item sales, labor and food data including costs, and other key operating information for each restaurant. We communicate electronically with our restaurants on a continuous basis, which enables us to collect this information for use in our corporate management systems in near real-time. Our corporate and divisional administrative headquarters house web-based systems that support all of our accounting, operating and reporting systems. We also operate a 24-hour, seven-day help desk at our corporate headquarters that enables us to provide systems and operational support to our restaurant operations as required. Among other things, our restaurant information systems provide us with the ability to:

•	monitor labor utilization and sales trends on a real-time basis at each restaurant, enabling the restaurant manager to effectively manage to our established labor standards on a timely basis;

•	reduce inventory shrinkage using restaurant-level inventory management and centralized standard costing systems;

•	analyze sales and product mix data to help restaurant managers forecast production levels;

•	monitor day-part drive-thru speed of service at each of our restaurants;

•	systematically communicate human resource and payroll data to our administrative offices for efficient centralized management of labor costs and payroll processing;

•	employ centralized control over price, menu and inventory management activities at the restaurant utilizing the remote management capabilities of our systems;

•	take advantage of electronic commerce including our ability to place orders with suppliers and to integrate detailed invoice, receiving and product data with our inventory and accounting systems; and

•	provide analyses, reporting and tools to enable all levels of management to review a wide-range of financial, product mix and operational data.
Critical information from our systems is available in near real-time to our restaurant managers, who are expected to react quickly to trends or situations in their restaurant. Our district managers also receive near real-time information from all restaurants under their control and have computer access to key operating data on a remote basis using our corporate intranet. Management personnel at all levels, from the restaurant manager through senior management, utilize key restaurant performance indicators to manage our business.
Site Selection
We believe that the location of our restaurants is a critical component of each restaurant's success. We evaluate potential new sites on many critical criteria including accessibility, visibility, costs, surrounding traffic patterns, competition and demographic characteristics. Our senior management determines the acceptability of all acquisition prospects and new sites, based upon analyses prepared by our real estate, financial and operations professionals.
Pursuant to the operating agreement, we agreed to remodel 455 Burger King restaurants to BKC's 20/20 restaurant image, including a minimum of 57 restaurants in 2012, 154 restaurants in 2013, 154 restaurants in 2014 and 90 restaurants in 2015, subject to and in accordance with the terms of the operating agreement. BKC's 20/20 restaurant design draws inspiration from its signature flame-grilled cooking process and incorporates a variety of innovative elements to a backdrop that evokes the industrial look of corrugated metal, brick, wood and concrete.

Burger King Franchise Agreements
Each of our Burger King restaurants operates under a separate franchise agreement with BKC. Our franchise agreements with BKC generally require, among other things, that all restaurants comply with specified design criteria and operate in a prescribed manner, including utilization of the standard Burger King menu. In addition, our Burger King franchise agreements generally require that our restaurants conform to BKC's current image and provide for remodeling of our restaurants during the tenth year of the agreements to conform to such current image, which may require the expenditure of considerable funds. These franchise agreements with BKC generally provide for an initial term of 20 years and currently have an initial franchise fee of $50,000. In the event that we terminate any franchise agreement and close the related BKC restaurant prior to the expiration of its term, we may be required to pay BKC an amount based on the net present value of the royalty stream that would have been realized by BKC had such franchise agreement not been terminated. Any franchise agreement, including renewals, can be extended at our discretion for an additional 20-year term, with BKC's approval, provided that, among other things, the restaurant meets the current Burger King operating and image standards and that we are not in default under the terms of the franchise agreement. The franchise agreement fee for subsequent renewals is currently $50,000. BKC may terminate any of the franchise agreements if an act of default is committed by us under these agreements and such default is not cured. Defaults under the franchise agreements include, among other things, our failure to operate such Burger King restaurant in accordance with the operating standards and specifications established by BKC (including failure to use equipment, uniforms or decor approved by BKC), our failure to sell products approved or designated by BKC, our failure to pay royalties or advertising and sales promotion contributions as required, our unauthorized sale, transfer or assignment of such franchise agreement or the related restaurant, certain events of bankruptcy or insolvency with respect to us, conduct by us or our employees that has a harmful effect on the Burger King restaurant system, conviction of us or our executive officers for certain indictable offenses, our failure to maintain a responsible credit rating or the acquisition by us of an interest in any other hamburger restaurant business. We are not in default under any of the franchise agreements with BKC.
Pursuant to the operating agreement, we entered into franchise agreements with BKC for the acquired restaurants with terms of varying durations up to 20 years, depending upon the term of the underlying leases or subleases. Each franchise agreement provides for a royalty rate of 4.5% of sales and an advertising contribution payment of 4% of sales and investment spending of no less than 0.75% of restaurant sales in the designated market areas where the franchised restaurants are located. Pursuant to the new franchise agreements for the acquired restaurants, we paid BKC a franchise fee of $50,000 for each franchise agreement with a term of 20 years for an acquired restaurant with a pro rata reduction in the amount of the franchise fee for franchise agreements with terms of less than 20 years with respect to an acquired restaurant. We paid BKC approximately $13.3 million in the aggregate for franchise agreement fees with respect to the acquired restaurants.
In order to obtain a successor franchise agreement with BKC, a franchisee is typically required to make capital improvements to the restaurant to bring it up to BKC's current image standards. The cost of these improvements may vary widely depending upon the magnitude of the required changes and the degree to which we have made interim improvements to the restaurant. At July 1, 2012, including the franchise agreements we entered into with BKC for the acquired restaurants, we have 24 franchise agreements due to expire in 2012, 12 franchise agreements due to expire in 2013 and 32 franchise agreements due to expire in 2014. In recent years, the historical costs of improving our Burger King restaurants in connection with franchise renewals generally have ranged from $200,000 to $550,000 per restaurant. The cost of capital improvements made in connection with future franchise agreement renewals may differ substantially from past franchise renewals depending on the current image requirements established from time to time by BKC. Certain of our restaurants with franchise agreements due to expire in 2012, 2013 and 2014, if the franchise agreements for such restaurants are renewed, are included in the remodel plan set forth in the operating agreement.
We believe that we will be able to satisfy BKC's normal franchise agreement renewal criteria. Accordingly, we believe that renewal franchise agreements will be granted on a timely basis by BKC at the expiration of our existing franchise agreements. Historically, BKC has granted all of our requests for successor franchise agreements. However, there can be no assurances that BKC will grant these requests in the future.
We evaluate the performance of our Burger King restaurants on an ongoing basis. Such evaluation depends on many factors, including our assessment of the anticipated future operating results of the subject restaurants and the cost of required capital improvements that we would need to commit for such restaurants. If we determine that a Burger King restaurant is under-performing, or that we do not anticipate an adequate return on the capital required to renew the franchise agreement, we may elect to close such restaurant. We may also relocate (offset) a restaurant within its trade area and build a new Burger King restaurant as part of the franchise renewal process. In 2011 we closed a total of nine Burger King restaurants, which included one location that was offset. In the six months ended July 1, 2012, we closed two Burger King restaurants and currently anticipate that we will likely elect to close two additional Burger King restaurants in the remainder of 2012, which includes one predetermined acquired restaurant. However, based on the current operating results of these restaurants, we believe that the impact on our results of operations as a result of such restaurant closures will not be material, although there can be no assurance in this regard. Our determination to close these restaurants is subject to further evaluation and may change. Additionally, we will have the right, at our election, to close a very limited number of predetermined acquired restaurants in accordance with the terms of the operating agreement. We may also elect to close additional Burger King restaurants in the future.

In addition to the initial franchise fee, we generally pay BKC a monthly royalty. The royalty rate for both new restaurants and for successor franchise agreements is 4.5% of sales. The royalty rate was increased from 3.5% to 4.5% of sales in 2000, and generally for restaurants in existence in 2000, becomes effective upon the renewal of the franchise agreement. Burger King royalties, as a percentage of our Burger King restaurant sales, were 4.0% in both 2011 and 2010 and 3.9% in 2009. Royalty payments to BKC under new franchise agreements for the acquired restaurants are at a contractual rate of 4.5%. We anticipate our Burger King royalties, as a percentage of our Burger King restaurant sales, including the acquired restaurants, will increase to 4.2% in 2012 as a result of the terms outlined above.
We also generally contribute 4% of restaurant sales from our Burger King restaurants to fund BKC's national and regional advertising. BKC engages in substantial national and regional advertising and promotional activities and other efforts to maintain and enhance the Burger King brand. From time to time we supplement BKC's marketing with our own local advertising and promotional campaigns. See “- Advertising and Promotion” below.
Our franchise agreements with BKC do not give us exclusive rights to operate Burger King restaurants in any defined territory. Although we believe that BKC generally seeks to ensure that newly granted franchises do not materially adversely affect the operations of existing Burger King restaurants, we cannot assure you that franchises granted by BKC to third parties will not adversely affect any Burger King restaurants that we operate.
Except as set forth in the operating agreement, we are required to obtain BKC's consent before we acquire existing Burger King restaurants from other franchisees or develop new Burger King restaurants. BKC also has the right of first refusal to purchase any Burger King restaurant that is being offered for sale by a franchisee. To date, BKC has approved almost all of our acquisitions of Burger King restaurants from other franchisees. Pursuant to the operating agreement, BKC assigned its ROFR to us in 20 states as follows: Connecticut (except Hartford county), Delaware, Indiana, Kentucky, Maine, Maryland, Massachusetts (except for Middlesex, Norfolk and Suffolk counties), Michigan, New Hampshire, New Jersey, New York (except for Bronx, Kings, Nassau, New York, Queens, Richmond, Suffolk and Westchester counties), North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Vermont, Virginia, Washington DC, and West Virginia and granted us franchise pre-approval to build new Burger King restaurants or acquire Burger King restaurants from Burger King franchisees until the date that we operate 1,000 Burger King restaurants.
Advertising and Promotion
We are generally required to contribute 4% of restaurant sales from our restaurants to an advertising fund utilized by BKC for its advertising, promotional programs and public relations activities. Pursuant to the operating agreement, the franchise agreements for the acquired restaurants provide for an advertising contribution of 4% of restaurant sales and investment spending of no less than 0.75% of restaurant sales in the designated market areas where the franchised restaurants are located, subject to certain other conditions and limitations. BKC's advertising programs consist of national campaigns supplemented by local advertising. BKC's advertising campaigns are generally carried on television, radio and in circulated print media (national and regional newspapers and magazines). As a percentage of our restaurant sales advertising expense was 4.2% in each of 2011, 2010 and 2009. For 2012 we anticipate advertising expense to be approximately 4.2% of restaurant sales.
The efficiency and quality of advertising and promotional programs can significantly affect the quick-casual and quick-service restaurant businesses. We believe that one of the major advantages of being a Burger King franchisee is the value of the extensive national and regional advertising and promotional programs conducted by BKC. In addition to the benefits derived from BKC's advertising spending, we sometimes supplement BKC's advertising and promotional activities with our own local advertising and promotions, including the purchase of additional television, radio and print advertising. The concentration of our Burger King restaurants in many of our markets permits us to leverage advertising in those markets. We also utilize promotional programs, such as combination value meals and discounted prices, targeted to our customers, in order to create a flexible and directed marketing program.
In connection with BKC's 2011 initiatives to support the installation of digital menu boards, the introduction of new menu items and enhancements to the quality of our food preparation, we have made expenditures in our restaurants of approximately $9.0 million in 2011 and expect to make an additional $0.5 million in related expenditures in 2012. For those franchisees who made or have committed to make these expenditures including those for digital menu boards, BKC, beginning in 2012, will reduce the required advertising contribution by $5,400 per restaurant per year through 2015, for those restaurants whose expenditures included a digital menu board, and $3,000 per restaurant per year through 2015, for those restaurants whose expenditures excluded a digital menu board. At July 1, 2012 we had 285 Burger King restaurants qualifying for the $5,400 per year advertising reduction and 11 Burger King restaurants qualifying for the $3,000 per year advertising reduction. In addition, to receive the advertising reductions prospectively the franchisee must be in full compliance with its franchise agreements including being current all on payments to BKC for royalties, advertising and occupancy related charges.
We are a member of a national purchasing cooperative, Restaurant Services, Inc., which we refer to as "RSI", created for the Burger King system. RSI is a non-profit independent cooperative that acts as the purchasing agent for approved distributors to the Burger King system and serves to negotiate the lowest cost for the system. We use our purchasing power to negotiate directly with certain other vendors, to obtain favorable pricing and terms for supplying our restaurants. For our restaurants, we are required to purchase all of our foodstuffs, paper goods and packaging materials from BKC-approved suppliers. We currently utilize and will utilize three distributors, Maines Paper & Food Service, Inc., Reinhart Food Service L.L.C. and MBM Food Service Inc., to supply our restaurants and the acquired restaurants, respectively, with the majority of their foodstuffs and, as of July 1, 2012, such distributors supplied 37%, 33% and 30% , respectively, of our restaurants (including the acquired restaurants). We may purchase non-food items such as kitchen utensils, equipment maintenance tools and other supplies from any suitable source so long as such items meet BKC product uniformity standards. All BKC-approved distributors are required to purchase foodstuffs and supplies from BKC-approved manufacturers and purveyors. BKC is responsible for monitoring quality control and supervision of these manufacturers and conducts regular visits to observe the preparation of foodstuffs, and to run various tests to ensure that only quality foodstuffs are sold to its approved suppliers. In addition, BKC coordinates and supervises audits of approved suppliers and distributors to determine continuing product specification compliance and to ensure that manufacturing plant and distribution center standards are met. Although we believe that we have alternative sources of supply available to our restaurants, in the event any distributor or supplier for our restaurants was unable to service us, this could lead to a disruption of service or supply at our restaurants until a new distributor or supplier is engaged, which could have an adverse effect on our business.
Quality Assurance
Our operational focus is closely monitored to achieve a high level of customer satisfaction via speed of service, order accuracy and quality of service. Our senior management and restaurant management staffs are principally responsible for ensuring compliance with BKC's required operating procedures. We have uniform operating standards and specifications relating to the quality, preparation and selection of menu items, maintenance and cleanliness of the premises and employee conduct. In order to maintain compliance with these operating standards and specifications, we distribute to our restaurant operations management team detailed reports measuring compliance with various customer service standards and objectives, including feedback obtained directly from our customers through instructions given to them at the point of sale. The customer feedback is monitored by an independent agency and us and consists of evaluations of speed of service, quality of service, quality of our menu items and other operational objectives including the cleanliness of our restaurants. We also have our own customer service representatives that handle customer inquiries and complaints.
We operate in accordance with quality assurance and health standards mandated by federal, state and local governmental laws and regulations. These standards include food preparation rules regarding, among other things, minimum cooking times and temperatures, maximum time standards for holding prepared food, food handling guidelines and cleanliness. To maintain these standards, we conduct unscheduled inspections of our restaurants. In addition, restaurant managers conduct internal inspections for taste, quality, cleanliness and food safety on a regular basis.
Trademarks
As a franchisee of Burger King, we also have contractual rights to use certain BKC-owned trademarks, service marks and other intellectual property relating to the Burger King concept. We have no proprietary intellectual property other than the Carrols logo and trademark.
Government Regulation
Various federal, state and local laws affect our business, including various health, sanitation, fire and safety standards. Restaurants to be constructed or remodeled are subject to state and local building code and zoning requirements. In connection with the development and remodeling of our restaurants, we may incur costs to meet certain federal, state and local regulations, including regulations promulgated under the Americans with Disabilities Act.
We are subject to the federal Fair Labor Standards Act and various other federal and state laws governing such matters as:

•	minimum wage requirements;

•	health care;

•	unemployment compensation;

•	overtime; and

•	other working conditions and citizenship requirements.
A significant number of our food service personnel are paid at rates related to the federal, and where applicable, state minimum wage and, accordingly, increases in the minimum wage have increased and in the future will increase wage rates at our restaurants.
We are assessing the various provisions of the comprehensive federal health care reform law enacted in 2010, including the impact on our business of this new law as it becomes effective. There are no assurances that a combination of cost management and menu price increases can accommodate all of the potential increased costs associated with these regulations.

We are also subject to various federal, state and local environmental laws, rules and regulations. We believe that we conduct our operations in substantial compliance with applicable environmental laws and regulations. Our costs for compliance with environmental laws or regulations have not had a material adverse effect on our results of operations, cash flows or financial condition in the past.
Competition
The restaurant industry is highly competitive with respect to price, service, location and food quality. In each of our markets, our restaurants compete with a large number of national and regional restaurant chains, as well as locally owned restaurants, offering low and medium-priced fare. We also compete with convenience stores, delicatessens and prepared food counters in supermarkets, grocery stores, cafeterias and other purveyors of moderately priced and quickly prepared foods.
We believe that:

•	product quality and taste;

•	brand recognition;

•	convenience of location;

•	speed of service;

•	menu variety;

•	price; and

•	ambiance
are the most important competitive factors in the quick-service restaurant segment and that our restaurants effectively compete in each category.
Our largest competitors are McDonald's and Wendy's restaurants. According to Technomic, McDonald's restaurants had aggregate U.S. system-wide sales of $34.2 billion for the year ended December 31, 2011 and operated 14,098 restaurants in the United States at that date, and Wendy's restaurants had aggregate system-wide sales of $8.5 billion for the year ended December 31, 2011 and operated 5,876 restaurants in the United States at that date.
Employees
As of July 1, 2012, we employed approximately 17,050 persons of which approximately 170 were administrative personnel and approximately 16,880 were restaurant operations personnel. None of our employees are covered by collective bargaining agreements. We believe that our overall relations with our employees are good.

SELECTED FINANCIAL DATA
The information in the following table should be read together with "Financial Statements and Supplementary Data," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Form 8-K. Reported amounts below present the historical operating results and cash flows of Fiesta Restaurant Group as discontinued operations. These historical results are not necessarily indicative of the results to be expected in the future. Our fiscal years ended December 30, 2007, December 28, 2008, January 2, 2011, and January 1, 2012 each contained 52 weeks. Our fiscal year ended January 3, 2010 contained 53 weeks.

	Year Ended
	December 30, 2007	December 28, 2008	January 3, 2010	January 2, 2011	January 1, 2012
	(Dollar amounts in thousands, except share and per share data)
Statements of operations data:
Restaurant sales	$381,747	$391,549	$384,020	$357,073	$347,518
Costs and expenses:
Cost of sales	100,927	110,575	105,376	105,399	103,860
Restaurant wages and related expenses	120,799	120,005	119,321	112,534	109,155
Restaurant rent expense	23,784	24,306	23,981	23,169	22,665
Other restaurant operating expenses	57,881	60,010	57,377	54,602	53,389
Advertising expense	17,181	17,469	16,213	14,966	14,424
General and administrative (1)	22,459	19,970	20,561	19,210	20,982
Depreciation and amortization	16,036	15,454	14,714	15,354	16,058
Impairment and other lease charges	345	150	487	709	1,293
Other (income) expense (2)	(803)	—	79	(444)	(720)
Total operating expenses	358,609	367,939	358,109	345,499	341,106
Income from operations	23,138	23,610	25,911	11,574	6,412
Interest expense	14,898	12,125	8,907	8,957	7,353
Loss (gain) on extinguishment of debt	1,485	(4,368)	—	—	1,244
Income (loss) from continuing operations before income taxes	6,755	15,853	17,004	2,617	(2,185)
Provision (benefit) for income taxes	1,457	5,633	5,930	807	(1,661)
Net income (loss) from continuing operations	5,298	10,220	11,074	1,810	(524)
Income from discontinued operations, net of income taxes	9,755	2,532	10,761	10,106	11,742
Net income	$15,053	$12,752	$21,835	$11,916	$11,218
Per share data:
Basic net income (loss) per share:
Continuing operations	$0.25	$0.47	$0.51	$0.08	$(0.02)
Discontinued operations	$0.45	$0.12	$0.50	$0.47	$0.54
Diluted net income (loss) per share:
Continuing operations	$0.25	$0.47	$0.51	$0.08	$(0.02)
Discontinued operations	$0.45	$0.12	$0.49	$0.46	$0.54
Weighted average shares used in computing net income per share:
Basic net income per share	21,551,850	21,573,500	21,594,366	21,620,550	21,677,837
Diluted net income per share	21,559,239	21,575,773	21,768,683	21,835,417	21,677,837

	Year Ended
	December 30, 2007	December 28, 2008	January 3, 2010	January 2, 2011	January 1, 2012
	(Dollar amounts in thousands)
Other financial data:
Net cash provided from operating activities	$18,043	$6,483	$46,409	$32,260	$33,448
Total capital expenditures	13,298	18,236	20,817	13,649	27,771
Net cash used for investing activities	8,329	9,592	17,459	12,626	25,961
Net cash provided from (used for) financing activities	(5,984)	(929)	(29,276)	(19,621)	2,943
Operating Data:
Burger King:
Restaurants (at end of period)	322	315	312	305	298
Average number of restaurants	325.0	319.3	313.2	307.3	301.2
Restaurant sales	$381,747	$391,549	$384,020	$357,073	$347,518
Average annual sales per restaurant (3)	1,175	1,226	1,206	1,162	1,154
Adjusted EBITDA (4)	40,233	40,037	41,980	28,521	25,258
Change in comparable restaurant sales (5)	4.6%	3.5%	(2.6)%	(4.3)%	(1.4)%
Balance sheet data (at end of period):
Total assets	$465,558	$450,198	$439,977	$426,302	$458,392
Working capital	(33,112)	(41,570)	(40,170)	(39,646)	(11,620)
Debt:
Senior and senior subordinated debt	300,000	300,000	271,900	252,250	267,375
Capital leases	1,283	1,295	1,193	1,202	1,144
Lease financing obligations	52,689	14,859	9,999	10,061	10,064
Total debt	$353,972	$316,154	$283,092	$263,513	$278,583
Stockholders’ equity (deficit)	$(6,835)	$8,459	$31,404	$44,907	$59,157

(1)
General and administrative expenses include stock-based compensation expense for the year ended December 30, 2007, December 28, 2008, January 3, 2010, January 2, 2011, and January 1, 2012 of $714, $823, $868, $884 and $1,037, respectively.

(2)
In fiscal 2011, we recorded other income of $0.7 million which included a gain of $0.3 million related to the sale of a non-operating Burger King property, gains of $0.3 million related to property insurance recoveries from fires at two Burger King restaurants and a gain of $0.1 million related to a business interruption insurance recovery from storm damage at a Burger King restaurant. Other income in fiscal 2010 was related to a property insurance recovery from a fire at a Burger King restaurant. Other expense in fiscal 2009 included a loss of $0.1 million associated with a sale-leaseback of a restaurant property. Other income in fiscal 2007 in includes gains of $0.8 million related to the sale of two non-operating Burger King properties. See Note 10 to the consolidated financial statements.

(3)
Average annual sales per restaurant are derived by dividing restaurant sales for such year for the applicable segment by the average number of restaurants for for such year. For comparative purposes, the calculation of average annual sales per restaurant is based on a 52-week year. For purposes of calculating average annual sales per restaurant for 2009, a 53-week fiscal year, we have excluded restaurant sales for the extra week of 2009.

(4)
EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA represents net income (loss) from continuing operations, before provision (benefit) for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition related expenses, stock-based compensation expense and loss on extinguishment of debt. We exclude these items from EBITDA when evaluating our operating performance and believe that Adjusted EBITDA provides a more meaningful comparison than EBITDA of our core business operating results, as well as with those of other similar companies that may have different capital structures. Management believes that EBITDA and Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Adjusted EBITDA to net income (loss) from continuing operations, provide useful information about our operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and Adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) from continuing operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

EBITDA and Adjusted EBITDA, have important limitations as analytical tools.  These limitations include the following:

•	EBITDA and Adjusted EBITDA do not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments to purchase capital equipment;

•	EBITDA and Adjusted EBITDA do not reflect the interest expense or the cash requirements necessary to service principal or interest payments on our debt;

•
Although depreciation and amortization are non-cash charges, the assets that we currently depreciate and amortize will likely have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect the cash required to fund such replacements; and

•
EBITDA and Adjusted EBITDA do not reflect the effect of earnings or charges resulting from matters that our management does not consider to be indicative of our ongoing operations.  However, some of these charges (such as impairment expense) have recurred and may reoccur.

A reconciliation of EBITDA and Adjusted EBITDA to net income (loss) from continuing operations is as follows:

	Year Ended
	December 30, 2007	December 28, 2008	January 3, 2010	January 2, 2011	January 1, 2012
Net income (loss) from continuing operations	$5,298	$10,220	$11,074	$1,810	$(524)
Provision (benefit) for income taxes	1,457	5,633	5,930	807	(1,661)
Interest expense	14,898	12,125	8,907	8,957	7,353
Depreciation and amortization	16,036	15,454	14,714	15,354	16,058
EBITDA	37,689	43,432	40,625	26,928	21,226
Impairment and other lease charges	345	150	487	709	1,293
Acquisition expenses	—	—	—	—	458
Stock-based compensation expense	714	823	868	884	1,037
Loss (gain) on extinguishment of debt	1,485	(4,368)	—	—	1,244
Adjusted EBITDA	$40,233	$40,037	$41,980	$28,521	$25,258

(5)
Restaurants are included in comparable restaurant sales after they have been open for 12 months . For comparative purposes, the calculation of the changes in comparable restaurant sales is based on a 52-week year. For purposes of calculating the changes in comparable restaurant sales for 2009, a 53-week fiscal year, we have excluded restaurant sales for the extra week of 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
We use a 52-53 week fiscal year ending on the Sunday closest to December 31. The years ended January 1, 2012 and January 2, 2011 each consisted of 52 weeks. The year ended January 3, 2010 consisted of 53 weeks.
Introduction
We are a holding company and conduct all of our operations through our direct and indirect subsidiaries and have no assets other than the shares of capital stock of Carrols, our direct wholly-owned subsidiary. The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) is written to help the reader understand our company. The MD&A is provided as a supplement to, and should be read in conjunction with our Consolidated Financial Statements and the accompanying financial statement footnotes appearing elsewhere in this Form 8-K. The overview provides our perspective on the individual sections of MD&A, which include the following:
Company Overview—a general description of our business and our key financial measures.
Operating Results from Continuing Operations—an analysis of our results of operations for the years ended January 1, 2012, January 2, 2011 and January 3, 2010 including a review of the material items and known trends and uncertainties.
Liquidity and Capital Resources—an analysis of historical information regarding our sources of cash and capital expenditures, the existence and timing of commitments and contingencies, changes in capital resources and a discussion of cash flow items affecting liquidity.
Application of Critical Accounting Policies—an overview of accounting policies requiring critical judgments and estimates.
Effects of New Accounting Standards—a discussion of new accounting standards and any implications related to our financial statements.
Company Overview
We have been operating restaurants for more than 50 years. We are the largest Burger King franchisee in the world, based on the number of restaurants, and have operated Burger King restaurants since 1976. As of January 1, 2012, we owned and operated

298 Burger King restaurants under franchise agreements. Our former indirect wholly-owned subsidiary, Fiesta Restaurant Group, Inc., which we refer to as "Fiesta", was spun off by us to our stockholders on May 7, 2012, which we refer to as the "spin off". The discussion of operating results in our MD&A is focused on the continuing operations of our Burger King restaurants.
The following is an overview of the key financial measures discussed in our results of operations:

•
Restaurant sales consist of food and beverage sales, net of discounts, at our restaurants. Restaurant sales are influenced by changes in comparable restaurant sales, menu price increases, new restaurant openings and closures of restaurants. Restaurants are included in comparable restaurant sales after they have been open for 12 months . For comparative purposes, the calculation of the changes in comparable restaurant sales is based on a 52-week year. For purposes of calculating the changes in comparable restaurant sales for 2009, a 53-week year, we have excluded restaurant sales for the extra week of 2009.

•
Cost of sales consists of food, paper and beverage costs including packaging costs, less purchase discounts. Cost of sales is generally influenced by changes in commodity costs, the sales mix of items sold and the effectiveness of our restaurant-level controls to manage food and paper costs.

•
Restaurant wages and related expenses include all restaurant management and hourly productive labor costs, employer payroll taxes, restaurant-level bonuses and related benefits. Payroll and related benefits are subject to inflation, including minimum wage increases and increased costs for health insurance, workers’ compensation insurance and state unemployment insurance.

•	Restaurant rent expense includes base rent and contingent rent on our leases characterized as operating leases, reduced by the amortization of gains on sale-leaseback transactions.

•
Other restaurant operating expenses include all other restaurant-level operating costs, the major components of which are royalty expenses paid to BKC for our Burger King restaurants, utilities, repairs and maintenance, real estate taxes and credit card fees.

•	Advertising expense includes advertising payments paid to BKC based on a percentage of sales as required under our franchise agreements.

•
General and administrative expenses are comprised primarily of (1) salaries and expenses associated with corporate and administrative functions that support the development and operations of our restaurants, (2) legal, auditing and other professional fees, and (3) stock-based compensation expense.

•
EBITDA and Adjusted EBITDA, are non-GAAP financial measures. EBITDA represents net income (loss) from continuing operations, before provision (benefit) for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition related expenses, stock-based compensation expense and loss on extinguishment of debt. We exclude these items from EBITDA when evaluating our operating performance and believe that Adjusted EBITDA provides a more meaningful comparison than EBITDA of our core business operating results, as well as with those of other similar companies that may have different capital structures. Management believes that EBITDA and Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Adjusted EBITDA to net income (loss) from continuing operations, provide useful information about our operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and Adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) from continuing operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. For a reconciliation between net income (loss) from continuing operations and EBITDA and Adjusted EBITDA see page 17.

EBITDA and Adjusted EBITDA, have important limitations as analytical tools.  These limitations include the following:
•EBITDA and Adjusted EBITDA do not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments to purchase capital equipment;
•EBITDA and Adjusted EBITDA do not reflect the interest expense or the cash requirements necessary to service principal or interest payments on our debt;

•Although depreciation and amortization are non-cash charges, the assets that we currently depreciate and amortize will likely have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect the cash required to fund such replacements; and
•EBITDA and Adjusted EBITDA do not reflect the effect of earnings or charges resulting from matters that our management does not consider to be indicative of our ongoing operations.  However, some of these charges (such as impairment expense) have recurred and may reoccur.

•
Depreciation and amortization primarily includes the depreciation of fixed assets, including equipment, owned buildings and leasehold improvements utilized in our restaurants, depreciation of assets under lease financing obligations and the amortization of Burger King franchise rights and franchise fees.

•
Impairment and other lease charges are determined through our assessment of the recoverability of property and equipment and intangible assets by determining whether the carrying value of these assets can be recovered over their respective remaining lives through undiscounted future operating cash flows. A potential impairment charge is evaluated whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. Lease charges are recorded for our obligations under the related leases for closed locations net of estimated sublease recoveries.

•
Interest expense consists primarily of borrowings under our senior secured credit facilities, interest expense associated with Carrols’ 9% Senior Subordinated Notes due 2013 (the “Carrols Notes”) which were repurchased in a tender offer or redeemed in the third quarter of 2011, the amortization of deferred financing costs, imputed interest expense on leases entered into in connection with sale-leaseback transactions which are accounted for as lease financing obligations and any gains and losses from the settlement of lease financing obligations.

Operating Results from Continuing Operations
The following table sets forth, for the years ended January 1, 2012, January 2, 2011 and January 3, 2010, selected operating results from continuing operations as a percentage of restaurant sales:

	Year ended
	January 1, 2012	January 2, 2011	January 3, 2010
Costs and expenses:
Cost of sales	29.9%	29.5%	27.4%
Restaurant wages and related expenses	31.4%	31.5%	31.1%
Restaurant rent expense	6.5%	6.5%	6.2%
Other restaurant operating expenses	15.4%	15.3%	14.9%
Advertising expense	4.2%	4.2%	4.2%
General and administrative expenses	6.0%	5.4%	5.4%
Fiscal 2011 Compared to Fiscal 2010
In 2011, we opened two new Burger King restaurants. One of the new Burger King restaurants was a relocation of an existing restaurant within its market area. During the same period we closed eight Burger King restaurants, excluding the restaurant relocated.
Restaurant Sales. Total restaurant sales in 2011 decreased 2.7% to $347.5 million from $357.1 million, due to a decrease in comparable restaurant sales of 1.4% from lower customer traffic and the closure, excluding relocations, of fifteen Burger King restaurants since the beginning of 2010. The decrease in customer traffic was partially offset by an increase in average check of 6.6% from sales mix changes and the effect of menu price increases in 2011 of 4.3%.
Operating Costs and Expenses (percentages stated as a percentage of restaurant sales). Cost of sales increased to 29.9% in 2011 from 29.5% in 2010 due primarily to increases in commodity costs (2.4%) including beef costs (1.2%) and higher promotional discounting (0.3%) which were partially offset by the effect of menu price increases and a favorable sales mix primarily from the discontinuation of the Buck Double in 2011.
Restaurant wages and related expenses decreased to 31.4% in 2011 from 31.5% in 2010 due to leveraging management and productive labor efficiencies and lower restaurant level bonus accruals. These factors were substantially offset by the effect of lower sales volumes on fixed labor costs and higher workers compensation and medical claim costs (0.3%).
Other restaurant operating expenses increased to 15.4% in 2011 from 15.3% in 2010 due primarily to the effect of lower sales volumes on fixed operating costs. Advertising expense was 4.2% in both 2011 and 2010.
Restaurant Rent Expense. Restaurant rent expense, as a percentage of total restaurant sales, was 6.5% in both 2011 and 2010.
General and Administrative Expenses. General and administrative expenses increased $1.8 million in 2011 to $21.0 million and, as a percentage of total restaurant sales, increased to 6.0% from 5.4% in 2010 due primarily to an increase of $1.2 million in performance-based administrative bonus accruals, and higher stock-based compensation expense of $0.2 million.
Adjusted EBITDA. As a result of the factors above, Adjusted EBITDA decreased to $25.3 million in 2011 from $28.5 million in 2010.
Depreciation and Amortization. Depreciation and amortization expense increased to $16.1 million in 2011 from $15.4 million in 2010 due primarily from our capital expenditures in 2011 of $27.8 million.
Impairment and Other Lease Charges. In 2011 and 2010 we recorded total impairment and other lease charges of $1.3 million and $0.7 million, respectively, which included impairment charges for certain underperforming restaurants.
Interest Expense. Total interest expense decreased $1.6 million to $7.4 million in 2011 due primarily to lower debt balances resulting from our and Fiesta Restaurant Group's financing transactions in the third quarter of 2011. The weighted average interest rate on our long-term debt, excluding lease financing obligations, for 2011 decreased to 6.0% from 6.1% in 2010.
Provision for Income Taxes. The effective tax rate for 2011 increased to 76.0% from 30.8% in 2010 due primarily from higher Work Opportunity Tax Credits and the HIRE act retention tax credits in 2011, and the disproportionate relationship of these credits to the amount of the pre-tax loss in 2011.
Net Income (loss) from Continuing Operations. As a result of the foregoing, net income (loss) from continuing operations was a net loss of $0.5 million in 2011 compared to net income of $1.8 million in 2010.
Fiscal 2010 (52 Weeks) Compared to Fiscal 2009 (53 weeks)
In 2010 we opened one new Burger King restaurant, which was a relocation within its market area. In 2010 we also closed seven Burger King restaurants, excluding the relocated restaurant. The 2010 fiscal year contained 52 weeks compared to 53 weeks in 2009. The effect of the additional week in 2009 resulted in additional restaurant sales of approximately $6.4 million, operating income of approximately $1.1 million and net income from continuing operations of approximately $0.5 million, or $.03 per diluted share.
Restaurant Sales. Restaurant sales decreased $26.9 million in 2010 to $357.1 million, including a $6.4 million decrease from one less week in 2010. On a comparable 52 week basis, Burger King restaurant sales decreased 5.4% due primarily to a decrease in comparable restaurant sales in 2010 of 4.3% attributable to lower customer traffic and from the closure, excluding relocated restaurants, of eleven Burger King restaurants since the beginning of 2009. The effect of menu price increases primarily taken in 2010 was approximately 2.4% in 2010 although our average check decreased 2.2% in 2010 compared to 2009 reflecting the effect of menu mix changes and product promotions, particularly in the first half of 2010.
Operating Costs and Expenses (percentages stated as a percentage of restaurant shares). Cost of sales increased to 29.5% in 2010 from 27.4% in 2009 due primarily to higher commodity prices including beef (1.3%), an increase in sales from lower margin menu items, including the $1 Buck Double and double cheeseburger (0.6%), and from the lower amortization of deferred purchase discounts on Coke products (0.6%), partially offset by the effect of menu price increases taken in late 2009 and 2010.
Restaurant wages and related expenses increased to 31.5% in 2010 from 31.1% in 2009 due primarily to the effect of lower sales volumes on fixed labor costs. Burger King other restaurant operating expenses increased to 15.3% in 2010 from 14.9% in 2009 due primarily to the effect of lower sales volumes on fixed operating costs.
Advertising expense was 4.2% in both 2010 and 2009.
Restaurant Rent Expense. Restaurant rent expense, as a percentage of total restaurant sales, increased to 6.5% in 2010 from 6.2% in 2009, due primarily to the effect of fixed rental costs on lower sales volume.
General and Administrative Expenses. General and administrative expenses decreased $1.4 million in 2010 to $19.2 million and, as a percentage of total restaurant sales, were 5.4% in both 2010 and 2009. The decrease in 2010 was due to a decrease of $2.5 million in performance-based administrative bonuses compared to 2009 partially offset by higher salary costs and legal and professional fees.
Adjusted EBITDA. As a result of the factors set forth above, Adjusted EBITDA decreased to $28.5 million from $42.0 million in 2009.
Depreciation and Amortization. Depreciation and amortization expense increased to $15.4 million in 2010 from $14.7 million in 2009 due primarily to capital expenditures of $34.5 million since the beginning of 2009.
Impairment and Other Lease Charges. Impairment and other lease charges were $0.7 million in 2010 compared to $0.5 million in 2009 and were related to impairment charges associated with certain underperforming restaurants.
Interest Expense. Total interest expense increased $0.1 million to $9.0 million in 2010 from $8.9 million in 2009 . The weighted average interest rate on our long-term debt, excluding lease financing obligations, increased to 6.1% in 2010 from 5.9% in 2009 due to reductions in our LIBOR based borrowings. Interest expense on lease financing obligations was $0.1 million in 2010 and 2009.
Provision for Income Taxes. The effective tax rate for 2010 decreased to 30.8% from 34.9% in 2009 due in part to higher Work Opportunity Tax Credits in 2010 and the effect of this increase on lower consolidated pretax income in 2010 compared to 2009.
Net Income. As a result of the foregoing, net income was $1.8 million in 2010 compared to $11.1 million in 2009.
A reconciliation of EBITDA and Adjusted EBITDA to net income (loss) from continuing operations is as follows:

	Year ended
	January 1, 2012	January 2, 2011	January 3, 2010
Net income (loss) from continuing operations	$(524)	$1,810	$11,074
Provision (benefit) for income taxes	(1,661)	807	5,930
Interest expense	7,353	8,957	8,907
Depreciation and amortization	16,058	15,354	14,714
EBITDA	21,226	26,928	40,625
Impairment and other lease charges	1,293	709	487
Acquisition expenses	458	—	—
Stock-based compensation expense	1,037	884	868
Loss on extinguisment of debt	1,244	—	—
Adjusted EBITDA	$25,258	$28,521	$41,980
Liquidity and Capital Resources
We do not have significant receivables or inventory and receive trade credit based upon negotiated terms in purchasing food products and other supplies. We are able to operate with a substantial working capital deficit because:

•	restaurant operations are primarily conducted on a cash basis;

•	rapid turnover results in a limited investment in inventories; and

•	cash from sales is usually received before related liabilities for food, supplies and payroll become due.
On August 5, 2011, we completed a refinancing of our existing indebtedness. Carrols LLC and Fiesta Restaurant Group each entered into new and independent financing arrangements. The proceeds from these financings were used to repay amounts outstanding under Carrols’ prior senior credit facility and the Carrols Notes, as well as to pay accrued interest and all related fees and expenses. Excess cash generated from the financings was approximately $9.5 million, including the disbursement of funds prior to the spin-off to Fiesta Restaurant Group and Carrols LLC. In January 2012, Carrols disbursed $2.5 million of the excess cash from the financings to Fiesta Restaurant Group and the balance to Carrols LLC.
On August 5, 2011, Fiesta Restaurant Group sold $200 million of 8.875% Senior Secured Second Lien Notes due 2016 ("Fiesta Notes") and entered into a $25 million senior secured revolving credit facility which was undrawn at closing. Carrols LLC entered into an $85 million secured credit facility including term loan borrowings of $65 million and a $20 million revolving credit facility which was undrawn at closing. Proceeds from these borrowings were used to repay approximately $80.2 million outstanding under Carrols’ senior credit facility, to repurchase $118.4 million of the Carrols Notes tendered pursuant to a cash tender offer (which ended August 18, 2011), and to pay accrued interest and related fees and expenses. In addition, the $46.6 million of Carrols Notes not tendered were repurchased upon completion of the cash tender offer or redeemed subsequent to its expiration along with payment for accrued interest and fees related to the tender offer.
Interest payments under our debt obligations, capital expenditures and payments related to our lease obligations represent significant liquidity requirements for us.
Operating activities. Net cash provided from operating activities from continuing operations for the years ended January 1, 2012, January 2, 2011 and January 3, 2010 was $33.4 million, $32.3 million and $46.4 million, respectively. Net cash provided by operating activities in 2011 increased $1.2 million compared to 2010 due primarily to an increase in cash from the changes in the components of working capital. Net cash provided by operating activities in 2010 decreased $14.1 million compared to 2009 due primarily to a reduction of net income, adjusted for depreciation and amortization and impairment and other lease charges, of $9.1 million and a decrease in cash from the changes in the components of working capital of $5.7 million.
Investing activities. Net cash used for investing activities from continuing operations for the years ended January 1, 2012, January 2, 2011 and January 3, 2010 was $26.0 million, $12.6 million and $17.5 million, respectively. Capital expenditures are the largest component of our investing activities and include: (1) new restaurant development, which may include the purchase of real estate; (2) restaurant remodeling, which includes the renovation or rebuilding of the interior and exterior of our existing restaurants, including expenditures associated with Burger King franchise renewals; (3) other restaurant capital expenditures, which include capital maintenance expenditures for the ongoing reinvestment and enhancement of our restaurants including, in 2011, $9.0 million for new cooking systems and equipment for our restaurants; and (4) corporate and restaurant information systems, including expenditures in 2011 for new point-of-sale systems for our restaurants.
The following table sets forth our capital expenditures for the periods presented (in thousands):

Year Ended January 1, 2012:
New restaurant development	$1,757
Restaurant remodeling	8,533
Other restaurant capital expenditures (1)	12,632
Corporate and restaurant information systems	4,849
Total capital expenditures	$27,771
Number of new restaurant openings (2)	2
Year Ended January 2, 2011:
New restaurant development	$2,697
Restaurant remodeling	5,541
Other restaurant capital expenditures (1)	4,177
Corporate and restaurant information systems	1,234
Total capital expenditures	$13,649
Number of new restaurant openings (2)	1
Year Ended January 3, 2010:
New restaurant development	$1,907
Restaurant remodeling	10,360
Other restaurant capital expenditures (1)	7,094
Corporate and restaurant information systems	1,456
Total capital expenditures	$20,817
Number of new restaurant openings (3)	2

(1)
Excludes restaurant repair and maintenance expenses included in other restaurant operating expenses in our Consolidated Financial Statements. For the years ended January 1, 2012, January 2, 2011 and January 3, 2010, these restaurant repair and maintenance expenses were approximately $8.1 million, $8.5 million and $8.6 million, respectively.

(2)	Includes one restaurant which was relocated under a new franchise agreement in the same market area.

(3)	Includes two restaurants which were relocated under a new franchise agreement in the same market area.
Investing activities also included sale-leaseback transactions related to our restaurant properties, the net proceeds from which were $2.8 million in 2011, $3.4 million in 2010 and $4.3 million in 2009. In 2011 we sold one non-operating restaurant property for net proceeds of $0.6 million and in 2009 we also sold a non-operating restaurant property for net proceeds of $0.2 million. The net proceeds from these sales were used to reduce our outstanding borrowings under the Carrols prior senior credit facility at that time. We also had expenditures related to the purchase of restaurant properties to be sold in future sale-leaseback transactions of $2.1 million in 2011, $2.4 million in 2010 and $1.2 million in 2009.
Financing activities. Net cash provided by financing activities from continuing operations in 2011 was $2.9 million. Net cash used for financing activities for the years ended January 2, 2011 and January 3, 2010 was $19.6 million and $29.3 million, respectively.
Cash provided by financing activities in 2011 includes proceeds from term loan borrowings under the Carrols LLC credit facility of $65.0 million, repayment of the Carrols Notes of $165.0 million, proceeds received from Fiesta Restaurant Group's 2011 financing of $192.3 million, and a capital contribution to Fiesta Restaurant Group of $3.3 million. Prior to the refinancing, in August 2011 we made scheduled principal payments under Carrols’ prior senior credit facility of $7.0 million. Subsequent to the refinancing in 2011 we have made principal payments of $1.6 million on term loan borrowings under the Carrols LLC senior secured credit facility and had net revolving credit borrowings under the Carrols LLC senior credit facility of $4.0 million.
In 2011 we also deferred $1.8 million of financing costs pertaining to the Carrols LLC refinancing discussed above.
In 2010 and 2009 we made net repayments of revolving credit borrowings under Carrols’ prior senior credit facility of $1.9 million and $16.1 million, respectively. Scheduled term loan principal payments under Carrols’ prior senior credit facility in 2010 and 2009 were $11.7 million and $12.0 million, respectively. In 2010 with regard to our term loan borrowings we also made a voluntary principal payment of $5.0 million and a principal payment based on excess cash flow for 2009 of $1.0 million. In 2009 we also settled $1.9 million of lease financing obligations which included a lease financing obligation recorded earlier in 2009 of $0.8 million.
New Carrols LLC Senior Credit Facility. On August 5, 2011 Carrols LLC entered into a new senior secured credit facility, which provided for $65.0 million aggregate principal amount of term loan borrowings and a revolving credit facility which provided for aggregate borrowings of up to $20.0 million (including $10.0 million available for letters of credit) both maturing on August 5, 2016. The Carrols LLC senior secured credit facility also provided for incremental term loan and revolving credit borrowing increases of up to $25 million, in the aggregate. Term loan and revolving credit borrowings under the facility bore interest at a per annum rate, at Carrols LLC’s option, of either (all terms as defined in the Carrols LLC senior secured credit facility):
1.the Alternate Base Rate plus the applicable margin of 2.25% to 4.0% based on Carrols LLC’s Adjusted Leverage Ratio (with an initial applicable margin set at 2.75% until the delivery of financial statements for the fourth fiscal quarter of 2011 to the agent and lenders under the Carrols LLC senior secured credit facility), or
2.the LIBOR Rate plus the applicable margin of 3.25% to 4.0% based on Carrols LLC’s Adjusted Leverage Ratio (with an initial applicable margin set at 3.75% until the delivery of financial statements for the fourth fiscal quarter of 2011 to the agent and lenders under the Carrols LLC senior secured credit facility).
Under the Carrols LLC senior secured credit facility, Carrols LLC was required to make mandatory prepayments of revolving credit facility borrowings and principal on term loan borrowings (i) annually in an amount equal to 50% to 100% of Excess Cash Flow (as defined in the Carrols LLC senior secured credit facility) based on Carrols LLC’s Adjusted Leverage Ratio and (ii) in the event of dispositions of assets, debt issuances and insurance and condemnation proceeds (all subject to certain exceptions).
The term loan borrowings under the Carrols LLC senior secured credit facility were payable in consecutive quarterly principal payments of $1.625 million which began on the last day of the fourth quarter of 2011 through the first quarter of 2016 with the remaining outstanding principal amount of $35.75 million due on the maturity date of August 5, 2016.
Carrols LLC Interest Rate Swap Agreement. As required by the Carrols LLC senior secured credit facility, in November of 2011, Carrols LLC entered into an interest rate swap agreement with its lenders to mitigate the risk of increases in the variable interest rate related to term loan borrowings under the Carrols LLC senior secured credit facility. The interest rate swap has been designated as a cash flow hedge.
The interest rate swap fixed the interest rate on 50% of the outstanding term loan borrowings under the Carrols LLC senior secured credit facility at 0.77% plus the credit margin on the debt. The agreement matured on November 28, 2014 and had a notional amount of $31,688,000 at January 1, 2012. The differences between the variable LIBOR rate and the interest rate swap rate of 0.77% were settled monthly. This derivative instrument changed our effective interest rate on its term loan borrowings under the Carrols LLC senior secured credit facility from 3.99% to 4.14% in 2011. Carrols LLC made payments to settle the interest rate swap of $25,000 during 2011, which were recorded as a component of interest expense.
Carrols LLC’s obligations under the Carrols LLC senior secured credit facility were secured by a first priority lien on substantially all of the assets of Carrols LLC and by a pledge by Carrols of all of the outstanding equity interests of Carrols LLC. The Carrols LLC senior secured credit facility contained customary default provisions, including without limitation, a cross default provision pursuant to which it was an event of default under this facility if there was a default under any indebtedness of Carrols LLC having an outstanding principal amount of $2.5 million or more which results in the acceleration of such indebtedness prior to its stated maturity or was caused by a failure to pay principal when due. As of January 1, 2012, Carrols LLC was in compliance with the covenants under its senior secured credit facility. After reserving $4.8 million for letters of credit guaranteed by the facility, $11.2 million was available for borrowing at January 1, 2012.
Carrols Prior Senior Credit Facility. Carrols’ prior senior credit facility totaled $185 million, originally consisting of $120 million principal amount of term loan A borrowings maturing on March 9, 2013 and a $65.0 million revolving credit facility (including a sub-limit of up to $25.0 million for letters of credit and up to $5.0 million for swingline loans) maturing on March 8, 2012.
During the year ended January 2, 2011, Carrols made a required principal prepayment of approximately $1.0 million based on 25% of Carrols’ Excess Cash Flow for the year ended January 3, 2010, as defined. Carrols also made a principal prepayment of $5.0 million on outstanding term loan A borrowings in the fourth quarter of 2010.
Carrols Prior Senior Subordinated Notes. On December 15, 2004, Carrols issued $180.0 million of Carrols Notes that bore interest at a rate of 9% payable semi-annually on January 15 and July 15 and were scheduled to mature on January 15, 2013.
Fiesta Restaurant Group Senior Secured Second Lien Notes. On August 5, 2011, Fiesta Restaurant Group issued $200.0 million of 8.875% Senior Secured Second Lien Notes due 2016 pursuant to an indenture dated as of August 5, 2011 governing such notes. The Fiesta Notes mature and are payable on August 15, 2016. Interest is payable semi-annually on February 15 and August 15 with the first interest payment due on February 15, 2012. We received $192.3 million of proceeds from this financing from Fiesta Restaurant Group in 2011.
For an updated description of our liquidity and capital resources, please see our Quarterly Reports on Form 10-Q filed in 2012 with the Securities and Exchange Commission.
Contractual Obligations
The following table summarizes our contractual obligations and commitments as of January 1, 2012 (in thousands):

	Payments due by period
Contractual Obligations	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Long-term debt obligations, including interest (1)	$366,818	$27,499	$53,161	$286,158	$—
Capital lease obligations, including interest (2)	2,019	149	296	263	1,311
Operating lease obligations (3)	224,184	22,544	41,795	36,227	123,618
Lease financing obligations, including interest (4)	19,650	978	1,962	2,047	14,663
Total contractual obligations	$612,671	$51,170	$97,214	$324,695	$139,592

(1)
Our long term debt at January 1, 2012 included $200.0 million of Fiesta Notes and $63.4 million of outstanding Carrols LLC term loan borrowings and $4.0 million of outstanding borrowings under the Carrols LLC revolving credit facility. Total interest payments on our Fiesta Notes of $89.2 million for all years presented are included at the coupon rate of 8.875%. Total interest payments included above of $10.2 million for all years presented on our outstanding borrowings under Carrols LLC’s senior secured credit facility are variable in nature and have been calculated using an assumed effective interest rate of 4.0% for each year. Total interest payments also include interest payments necessary due to our interest rate swap agreement related to Carrols LLC term loan borrowings.

(2)	Includes total interest of $0.9 million for all years presented.

(3)
Represents the aggregate minimum lease payments under operating leases for Burger King continuing operations. Many of our leases also require contingent rent based on a percentage of sales in addition to the minimum base rent and require expenses incidental to the use of the property all of which have been excluded from this table.

(4)	Includes total interest of $9.6 million for all years presented.
We have not included obligations under our postretirement medical benefit plans in the contractual obligations table as our postretirement plan is not required to be funded in advance, but is funded as retiree medical claims are paid. Also excluded from the contractual obligations table are payments we may make for workers’ compensation, general liability and employee healthcare claims for which we pay all claims, subject to annual stop-loss limitations both for individual claims and claims in the aggregate. The majority of our recorded liabilities related to self-insured employee health and insurance plans represent estimated reserves for incurred claims that have yet to be filed or settled.

Long-Term Debt Obligations. Refer to Note 8 of the Consolidated Financial Statements for details of our long-term debt.
Capital Lease and Operating Lease Obligations. Refer to Note 7 of the Consolidated Financial Statements for details of our capital lease and operating lease obligations.
Lease Financing Obligations. Refer to Note 9 of the Consolidated Financial Statements for details of our lease financing obligations.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements other than our operating leases, which are primarily for our restaurant properties and not recorded on our consolidated balance sheet.
Inflation
The inflationary factors that have historically affected our results of operations include increases in food and paper costs, labor and other operating expenses and energy costs. Wages paid in our restaurants are impacted by changes in the Federal and state hourly minimum wage rates. Accordingly, changes in the Federal and state hourly minimum wage rates directly affect our labor costs. We typically attempt to offset the effect of inflation, at least in part, through periodic menu price increases and various cost reduction programs. However, no assurance can be given that we will be able to offset such inflationary cost increases in the future.
Application of Critical Accounting Policies
Our consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Preparing consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by the application of our accounting policies. Our significant accounting policies are described in the “Significant Accounting Policies” footnote in the notes to our Consolidated Financial Statements. Critical accounting estimates are those that require application of management’s most difficult, subjective or complex judgments, often as a result of matters that are inherently uncertain and may change in subsequent periods.
Sales recognition at our company-owned and operated restaurants is straightforward as customers pay for products at the time of sale and inventory turns over very quickly. Payments to vendors for products sold in the restaurants are generally settled within 30 days. The earnings reporting process is covered by our system of internal controls and generally does not require significant management estimates and judgments. However, critical accounting estimates and judgments, as noted below, are inherent in the assessment and recording of accrued occupancy costs, insurance liabilities, income taxes, the valuation of goodwill and intangible assets for impairment, assessing impairment of long-lived assets and lease accounting matters. While we apply our judgment based on assumptions believed to be reasonable under the circumstances, actual results could vary from these assumptions. It is possible that materially different amounts would be reported using different assumptions.
Accrued occupancy costs. We make estimates of accrued occupancy costs pertaining to closed restaurant locations for our Pollo Tropical and Taco Cabana restaurants on an ongoing basis. These estimates require assessment and continuous evaluation of a number of factors such as the remaining contractual period under our lease obligations, the amount of sublease income we are able to realize on a particular property and estimates of other costs such as property taxes. Differences between actual future events and prior estimates could result in adjustments to these accrued costs. Total accrued occupancy costs pertaining to closed restaurant locations was $2.2 million at January 1, 2012.
Insurance liabilities. We are insured for workers’ compensation, general liability and medical insurance claims under policies where we pay all claims, subject to annual stop-loss limitations both for individual claims and claims in the aggregate. At January 1, 2012, we had $7.5 million accrued for these insurance claims. We record insurance liabilities based on historical and industry trends, which are continually monitored, and adjust accruals as warranted by changing circumstances. Since there are estimates and assumptions inherent in recording these insurance liabilities, including the ability to estimate the future development of incurred claims based on historical trends or the severity of the claims, differences between actual future events and prior estimates and assumptions could result in adjustments to these liabilities.
Evaluation of Goodwill. We must evaluate our recorded goodwill for impairment on an ongoing basis. We have elected to conduct our annual impairment review of goodwill assets at our fiscal year end. Our review at January 1, 2012 indicated there was no impairment as of that date. In reviewing goodwill for impairment, we compare the net book values of our reporting units to their estimated fair values. In determining the estimated fair values of the reporting units, we employ a combination of a discounted cash flow analysis and a market-based approach. Assumptions include our anticipated growth rates and the weighted average cost of capital. The results of these analyses are corroborated with other value indicators where available, such as comparable company earnings multiples. This annual evaluation of goodwill requires us to make estimates and assumptions to determine the fair value of our reporting units including projections regarding future operating results and market values. We had one reporting unit with goodwill balances as of our most recent measurement date. The fair value exceeded the carrying value of the reporting unit by more than 130%. This estimate may differ from actual future events and if this estimate or related projections change in the future, we may be required to record impairment charges for this asset.
Impairment of Long-lived Assets. We assess the potential impairment of long-lived assets, principally property and equipment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We determine if there is impairment at the restaurant level by comparing undiscounted future cash flows from the related long-lived assets to their respective carrying values. In determining future cash flows, significant estimates are made by us with respect to future operating results of each restaurant over its remaining lease term, including sales trends, labor rates, commodity costs and other operating cost assumptions. If assets are determined to be impaired, the impairment charge is measured by calculating the amount by which the asset carrying amount exceeds its fair value. This process of assessing fair values requires the use of estimates and assumptions, including our ability to sell the related assets and market conditions, which are subject to a high degree of judgment. If these assumptions change in the future, we may be required to record impairment charges for these assets.
Impairment of Burger King Franchise Rights. We assess the potential impairment of Burger King franchise rights whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We determine if there is impairment by comparing the aggregate undiscounted future cash flows from those acquired restaurants with the respective carrying value of franchise rights for each Burger King acquisition. In determining future cash flows, significant estimates are made by us with respect to future operating results of the acquired restaurants including sales trends, labor rates, commodity costs and other operating cost assumptions over their remaining franchise life. If acquired franchise rights are determined to be impaired, the impairment charge is measured by calculating the amount by which the franchise rights carrying amount exceeds its fair value. This process requires the use of estimates and assumptions, which are subject to a high degree of judgment. If these assumptions change in the future, we may be required to record impairment charges for these assets.
Lease Accounting. Judgments made by management for our lease obligations include the length of the lease term, which includes the determination of renewal options that are reasonably assured. The lease term can affect the classification of a lease as capital or operating for accounting purposes, the term over which related leasehold improvements for each restaurant are amortized, and any rent holidays and/or changes in rental amounts for recognizing rent expense over the term of the lease. These judgments may produce materially different amounts of depreciation, amortization and rent expense than would be reported if different assumed lease terms were used.
We also must evaluate sales of our restaurants which occur in sale-leaseback transactions to determine the proper accounting for the proceeds of such sales either as a sale or a financing. This evaluation requires certain judgments in determining whether or not clauses in the lease or any related agreements constitute continuing involvement. For those sale-leasebacks that are accounted for as financing transactions, we must estimate our incremental borrowing rate, or another rate in cases where the incremental borrowing rate is not appropriate to utilize, for purposes of determining interest expense and the resulting amortization of the lease financing obligation. Changes in the determination of the incremental borrowing rates or other rates utilized in connection with the accounting for lease financing transactions could have a significant effect on the interest expense and underlying balance of the lease financing obligations.
Effects of New Accounting Standards
In September 2011, the Financial Accounting Standards Board (“FASB”) issued guidance on testing goodwill for impairment. The guidance provides entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, provided that the entity has not yet performed its 2011 annual impairment test or issued its financial statements. We are evaluating the impact of this guidance on our annual testing for goodwill impairment in 2012.
In September 2011, the FASB issued guidance on the presentation of comprehensive income. This guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. The guidance allows two presentation alternatives: (1) to present items of net income and other comprehensive income in one continuous statement; or (2) in two separate, but consecutive, statements of net income and other comprehensive income. This guidance is effective as of the beginning of a fiscal year that begins after December 15, 2011. Early adoption is permitted, but full retrospective application is required. We are evaluating which alternative we will choose upon adoption.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Interest Rate Risk
We are exposed to market risk associated with fluctuations in interest rates, primarily limited to the Carrols LLC and Fiesta Restaurant Group senior secured credit facilities. At January 1, 2012, there were $63.4 million of outstanding term loan borrowings and $4.0 million of outstanding revolving credit borrowings under the Carrols LLC senior secured credit facility. Borrowings under the Carrols LLC senior secured credit facility bore interest at a per annum rate, at our option, (all terms as defined under the Carrols LLC senior secured credit facility) of:
1.the Alternate Base Rate plus the applicable margin of 2.25% to 4.0% based on Carrols LLC’s Adjusted Leverage Ratio (with an initial applicable margin set at 2.75% until the delivery of financial statements for the fourth fiscal quarter of 2011 to the agent and lenders under the Carrols LLC senior secured credit facility), or
2.the LIBOR Rate plus the applicable margin of 3.25% to 4.0% based on Carrols LLC’s Adjusted Leverage Ratio (with an initial applicable margin set at 3.75% until the delivery of financial statements for the fourth fiscal quarter of 2011 to the agent and lenders under the Carrols LLC senior secured credit facility).
Carrols LLC Interest Rate Swap Agreement. As required by the Carrols LLC senior secured credit facility, in November of 2011 Carrols LLC entered into an interest rate swap agreement with its lenders to mitigate the risk of increases in the variable interest rate related to term loan borrowings under the Carrols LLC senior secured credit facility. The interest rate swap had been designated as a cash flow hedge. The interest rate swap fixed the interest rate on 50% of the outstanding term loan borrowings under the Carrols LLC senior secured credit facility at 0.77% plus the credit margin on the debt. The agreement matured on November 28, 2014 and had a notional amount of $31,688,000 at January 1, 2012. The differences between the variable LIBOR rate and the interest rate swap rate of 0.77% were settled monthly. A 1% change in interest rates would have resulted in an increase or decrease in interest expense of approximately $0.8 million for the year ended January 1, 2012.
Commodity Price Risk
We purchase certain products which are affected by commodity prices and are, therefore, subject to price volatility caused by weather, market conditions and other factors which are not considered predictable or within our control. Although many of the products purchased are subject to changes in commodity prices, certain purchasing contracts or pricing arrangements have been negotiated in advance to minimize price volatility. Where possible, we use these types of purchasing techniques to control costs as an alternative to using financial instruments to hedge commodity prices. In many cases, we believe we will be able to address commodity cost increases that are significant and appear to be long-term in nature by adjusting our menu pricing. However, long-term increases in commodity prices may result in lower restaurant-level operating margins.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) (1) Financial Statements—Carrols Restaurant Group, Inc. and Subsidiary

Page
CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
Report of Independent Registered Public Accounting Firm	F-1
Financial Statements:
Consolidated Balance Sheets	F-2
Consolidated Statements of Operations and Comprehensive Income	F-3
Consolidated Statements of Changes in Stockholders’ Equity	F-4
Consolidated Statements of Cash Flows	F-5 to F-6
Notes to Consolidated Financial Statements	F-7 to F-27

(a) (2) Financial Statement Schedules

Schedule	Description	Page
I	Condensed Financial Information of Carrols Restaurant Group, Inc.	F-28 to F-31
II	Valuation and Qualifying Accounts	F-32

Schedules other than those listed are omitted for the reason that they are not required, not applicable, or the required information is shown in the financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Carrols Restaurant Group, Inc.
Syracuse, NY

We have audited the accompanying consolidated balance sheets of Carrols Restaurant Group, Inc. and subsidiary (the “Company”) as of January 1, 2012 and January 2, 2011, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended January 1, 2012. Our audits also included the financial statement schedules listed in the Index in this Form 8-K. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 1, 2012 and January 2, 2011, and the results of its operations and comprehensive income and its cash flows for each of the three years in the period ended January 1, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
As discussed in Note 1 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the presentation of its consolidated statements of operations and comprehensive income due to the adoption of Accounting Standards Update 2011-05, Presentation of Comprehensive Income.
As discussed in Notes 1 and 2 to the consolidated financial statements, on May 7, 2012 the Company completed the spin-off of Fiesta Restaurant Group, Inc. (“Fiesta). As a result of the spin-off, the consolidated statements of operations and comprehensive income and statements of cash flows related to Fiesta have been presented as discontinued operations for all periods presented.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of January 1, 2012, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 7, 2012 expressed an unqualified opinion on the Company's internal control over financial reporting.

Rochester, NY
March 7, 2012
(November 8, 2012 as to Notes 1 and 2)

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
January 1, 2012 and January 2, 2011
(in thousands of dollars, except share and per share amounts)

	January 1, 2012	January 2, 2011
ASSETS
Current assets:
Cash	$24,661	$3,144
Trade and other receivables	6,673	5,213
Inventories	5,601	5,203
Prepaid rent	4,077	4,018
Prepaid expenses and other current assets	5,522	5,349
Refundable income taxes	2,239	869
Deferred income taxes (Note 11)	3,484	4,609
Total current assets	52,257	28,405
Property and equipment, net (Note 3)	190,310	186,850
Franchise rights, net (Note 4)	67,238	70,432
Goodwill (Note 4)	124,934	124,934
Intangible assets, net	301	419
Franchise agreements, at cost less accumulated amortization of $6,504 and $6,102, respectively	5,225	5,629
Deferred income taxes (Note 11)	—	1,949
Deferred financing fees	8,670	2,097
Other assets	9,457	5,587
Total assets	$458,392	$426,302
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt (Note 8)	$6,553	$15,538
Accounts payable	14,759	13,944
Accrued interest	7,178	6,853
Accrued payroll, related taxes and benefits	21,796	19,504
Accrued real estate taxes	4,812	4,778
Other liabilities	8,779	7,434
Total current liabilities	63,877	68,051
Long-term debt, net of current portion (Note 8)	261,966	237,914
Lease financing obligations (Note 9)	10,064	10,061
Deferred income—sale-leaseback of real estate (Note 7)	37,372	40,472
Deferred income taxes (Note 11)	2,234	—
Accrued postretirement benefits (Note 15)	2,055	1,845
Other liabilities (Note 6)	21,667	23,052
Total liabilities	399,235	381,395
Commitments and contingencies (Note 13)
Stockholders’ equity (Note 12):
Preferred stock, par value $.01; authorized 20,000,000 shares, issued and outstanding—none	—	—
Voting common stock, par value $.01; authorized 100,000,000 shares, issued—22,135,663 and 21,678,103, respectively, and outstanding—21,750,237 and 21,632,402 shares, respectively	218	216
Additional paid-in capital	6,954	3,474
Retained earnings	51,041	39,823
Accumulated other comprehensive income (Notes 8 and 15)	1,085	1,535
Treasury stock, at cost	(141)	(141)
Total stockholders’ equity	59,157	44,907
Total liabilities and stockholders’ equity	$458,392	$426,302

The accompanying notes are an integral part of these consolidated financial statements.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
Years Ended January 1, 2012, January 2, 2011 and January 3, 2010
(in thousands of dollars, except share and per share amounts)

	January 1, 2012	January 2, 2011	January 3, 2010
Revenues:
Restaurant sales	$347,518	$357,073	$384,020
Costs and expenses:
Cost of sales	103,860	105,399	105,376
Restaurant wages and related expenses	109,155	112,534	119,321
Restaurant rent expense (Note 7)	22,665	23,169	23,981
Other restaurant operating expenses	53,389	54,602	57,377
Advertising expense	14,424	14,966	16,213
General and administrative (including stock-based compensation expense of $1,037, $884 and $868, respectively)	20,982	19,210	20,561
Depreciation and amortization	16,058	15,354	14,714
Impairment and other lease charges (Note 5)	1,293	709	487
Other income (Note 10)	(720)	(444)	79
Total operating expenses	341,106	345,499	358,109
Income from operations	6,412	11,574	25,911
Interest expense	7,353	8,957	8,907
Loss on extinguishment of debt (Note 8)	1,244	—	—
Income (loss) from continuing operations before income taxes	(2,185)	2,617	17,004
Provision (benefit) for income taxes (Note 11)	(1,661)	807	5,930
Net income (loss) from continuing operations	$(524)	$1,810	$11,074
Income from discontinued operations, net of income taxes	$11,742	$10,106	$10,761
Net income	$11,218	$11,916	$21,835
Basic net income (loss) per share:
Continuing operations	$(0.02)	$0.08	$0.51
Discontinued operations	$0.54	$0.47	$0.50
Diluted net income (loss) per share:
Continuing operations	$(0.02)	$0.08	$0.51
Discontinued operations	$0.54	$0.46	$0.49
Shares used in computing net income (loss) per share:
Basic weighted average common shares outstanding (Note 16)	21,677,837	21,620,550	21,594,366
Diluted weighted average common shares outstanding (Note 16)	21,677,837	21,835,417	21,768,683
Other comprehensive income, net of tax:
Net income	$11,218	$11,916	$21,835
Change in valuation of interest rate swap, net of tax benefit of $43, $0 and $0 (Note 8)	(68)	—	—
Change in postretirement benefit obligations, net of tax benefit of $243, $98, and $192, respectively (Note 15)	(382)	(128)	(301)
Comprehensive income	$10,768	$11,788	$21,534

The accompanying notes are an integral part of these consolidated financial statements.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended January 1, 2012, January 2, 2011 and January 3, 2010
(in thousands of dollars, except share and per share amounts)

	Voting Common Stock Shares	Voting Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Stockholders’ Equity
Balance at December 29, 2008	21,592,462	$216	$348	$6,072	$1,964	$(141)	$8,459
Stock-based compensation	—	—	1,411	—	—	—	1,411
Vesting of non-vested shares	19,245	—	—	—	—	—	—
Net income	—	—	—	21,835	—	—	21,835
Change in postretirement benefit obligations	—	—	—	—	(301)	—	(301)
Balance at January 3, 2010	21,611,707	216	1,759	27,907	1,663	(141)	31,404
Stock-based compensation	—	—	1,651	—	—	—	1,651
Exercise of stock options	15,422	—	64	—	—	—	64
Vesting of non-vested shares	5,273	—	—	—	—	—	—
Net income	—	—	—	11,916	—	—	11,916
Change in postretirement benefit obligations	—	—	—	—	(128)	—	(128)
Balance at January 2, 2011	21,632,402	216	3,474	39,823	1,535	(141)	44,907
Stock-based compensation	—	—	2,779	—	—	—	2,779
Exercise of stock options	97,376	1	550	—	—	—	551
Vesting of non-vested shares	20,459	1	151	—	—	—	152
Net income	—	—	—	11,218	—	—	11,218
Change in valuation of interest rate swap	—	—	—	—	(68)	—	(68)
Change in postretirement benefit obligations	—	—	—	—	(382)	—	(382)
Balance at January 1, 2012	21,750,237	$218	$6,954	$51,041	$1,085	$(141)	$59,157

The accompanying notes are an integral part of these consolidated financial statements.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended January 1, 2012, January 2, 2011 and January 3, 2010
(in thousands of dollars, except share and per share amounts)

	January 1, 2012	January 2, 2011	January 3, 2010
Cash flows provided from operating activities:
Net income	$11,218	$11,916	$21,835
Net income from discontinued operations	(11,742)	(10,106)	(10,761)
Adjustments to reconcile net income to net cash provided from operating activities of continuing operations:
Loss on disposals of property and equipment	63	285	228
Stock-based compensation	1,037	884	868
Impairment and other lease charges	1,293	709	487
Depreciation and amortization	16,058	15,354	14,714
Amortization of deferred financing costs	738	934	974
Amortization of unearned purchase discounts	—	—	(2,149)
Amortization of deferred gains from sale-leaseback transactions	(1,987)	(1,825)	(1,702)
Gain on settlements of lease financing obligations	—	—	(133)
Accretion of interest on lease financing obligations	7	3	3
Deferred income taxes	4,828	2,046	4,266
Loss on extinguishment of debt	733	—	—
Changes in other operating assets and liabilities:
Refundable income taxes	(1,773)	(116)	(1,514)
Accounts payable	(932)	(2,026)	1,564
Accrued interest	(6,827)	(27)	(862)
Accrued payroll, related taxes and benefits	574	(2,226)	2,810
Accrued income taxes	—	—	(2,099)
Other	20,160	16,455	17,880
Net cash provided from operating activities of continuing operations	33,448	32,260	46,409
Cash flows used for investing activities of continuing operations:
Capital expenditures:
New restaurant development	(1,757)	(2,697)	(1,907)
Restaurant remodeling	(8,533)	(5,541)	(10,360)
Other restaurant capital expenditures	(12,632)	(4,177)	(7,094)
Corporate and restaurant information systems	(4,849)	(1,234)	(1,456)
Total capital expenditures	(27,771)	(13,649)	(20,817)
Properties purchased for sale-leaseback	(2,058)	(2,390)	(1,197)
Proceeds from sale-leaseback transactions	2,818	3,413	4,306
Proceeds from insurance recovery	477	—	—
Proceeds from sales of other properties	573	—	249
Net cash used for investing activities of continuing operations	(25,961)	(12,626)	(17,459)
Cash flows provided from (used for) financing activities of continuing operations:
Capital contribution to Fiesta Restaurant Group	(3,345)	—	—
Proceeds from Fiesta Restaurant Group financing	192,307	—	—
Term loan borrowings from new Carrols LLC credit facility	65,000	—	—
Borrowings on Carrols LLC revolving credit facility	27,100	—	—
Repayments on Carrols LLC revolving credit facility	(23,100)	—	—
Borrowings on prior revolving credit facility	32,700	97,100	102,300
Repayments on prior revolving credit facility	(32,700)	(99,000)	(118,400)
Repayments of term loan under prior credit facility	(80,214)	—	—
Repayments of prior Carrols senior subordinated notes	(165,000)	—	—
Scheduled principal payments on term loan under prior credit facility	(7,036)	(11,727)	(12,000)
Scheduled principal payments on Carrols LLC term loan	(1,625)	—	—
Principal pre-payments on term loan	—	(6,023)	—
Principal payments on capital leases	(2)	(35)	(62)
Proceeds from lease financing obligations	—	—	835
Settlement of lease financing obligations	—	—	(1,945)
Financing costs associated with issuance of lease financing obligations	—	—	(4)
Financing costs associated with issuance of debt	(1,845)	—	—
Excess tax benefits from stock-based compensation	152	—	—
Proceeds from stock option exercises	551	64	—
Net cash provided from (used for) financing activities of continuing operations	2,943	(19,621)	(29,276)
Net increase (decrease) in cash from continuing operations	10,430	13	(326)
Net cash provided from operating activities of discontinued operations	21,052	14,488	14,279

The accompanying notes are an integral part of these consolidated financial statements.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended January 1, 2012, January 2, 2011 and January 3, 2010
(in thousands of dollars, except share and per share amounts)

Net cash used for investing activities of discontinued operations	(15,082)	(15,714)	(12,910)
Net cash provided from (used for) financing activities of discontinued operations	5,117	(45)	(40)
Net increase (decrease) in cash from discontinued operations	11,087	(1,271)	1,329
Net increase (decrease) in cash	21,517	(1,258)	1,003
Cash, beginning of year	3,144	4,402	3,399
Cash, end of year	$24,661	$3,144	$4,402

Supplemental disclosures related to continuing operations:
Interest paid on long-term debt	$18,055	$16,772	$18,317
Interest paid on lease financing obligations	$96	$100	$234
Accruals for capital expenditures	$307	$183	$309
Income taxes paid (refunded), net	$(446)	$4,868	$10,567
Non-cash reduction of assets under lease financing obligations	$—	$—	$288
Non-cash reduction of lease financing obligations	$—	$—	$880

The accompanying notes are an integral part of these consolidated financial statements.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

1. Description of Business and Summary of Significant Accounting Policies
Basis of Consolidation. Carrols Restaurant Group, Inc. (“Carrols Restaurant Group”) is a holding company and conducts all of its operations through Carrols Corporation (“Carrols”) and its wholly-owned subsidiaries. The consolidated financial statements presented herein include the accounts of Carrols Restaurant Group and its wholly-owned subsidiary Carrols. In April 2011, Fiesta Restaurant Group, Inc. (“Fiesta Restaurant Group” or "Fiesta"), a wholly owned subsidiary of Carrols, was incorporated. In May 2011, Carrols contributed all of the outstanding capital stock of Pollo Operations, Inc. and Pollo Franchise Inc. (collectively “Pollo Tropical”) and Taco Cabana Inc. and subsidiaries (collectively “Taco Cabana”) to Fiesta Restaurant Group in exchange for all of the outstanding capital stock of Fiesta Restaurant Group. Any reference to “Carrols LLC” refers to Carrols’ wholly-owned subsidiary, Carrols LLC, a Delaware limited liability company. Unless the context otherwise requires, Carrols Restaurant Group, Carrols and the direct and indirect subsidiaries of Carrols are collectively referred to as the “Company.” All intercompany transactions have been eliminated in consolidation.
Business Description. At January 1, 2012 the Company operated, as franchisee, 298 restaurants under the trade name “Burger King” in 12 Northeastern, Midwestern and Southeastern states.
Recast of Financial Information for Discontinued Operations. On May 7, 2012, the Company completed the spin-off of Fiesta Restaurant Group, Inc., through a pro-rata dividend to the stockholders of Carrols Restaurant Group of all of the outstanding shares of Fiesta's common stock (the "Spin-off"). Fiesta Restaurant Group owns and operates the Pollo Tropical and Taco Cabana businesses and the Company, Carrols and Carrols LLC owns and operates its franchised Burger King restaurants.
As a result, the consolidated statements of operations and comprehensive income and statements of cash flows related to Fiesta have been presented as discontinued operations for all periods presented.
Fiscal Year. The Company uses a 52-53 week fiscal year ending on the Sunday closest to December 31. The fiscal years ended January 1, 2012 and January 2, 2011 each contained 52 weeks and the fiscal year ended January 3, 2010 contained 53 weeks.
Use of Estimates. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include: accrued occupancy costs, insurance liabilities, evaluation for impairment of goodwill, long-lived assets and franchise rights and lease accounting matters. Actual results could differ from those estimates.
Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.
Inventories. Inventories, primarily consisting of food and paper, are stated at the lower of cost (first-in, first-out) or market.
Property and Equipment. The Company capitalizes all direct costs incurred to construct and substantially improve its restaurants. These costs are depreciated and charged to expense based upon their property classification when placed in service. Property and equipment is recorded at cost. Repair and maintenance activities are expensed as incurred. Depreciation and amortization is provided using the straight-line method over the following estimated useful lives:

Owned buildings	5 to 30 years
Equipment	3 to 7 years
Computer hardware and software	3 to 7 years
Assets subject to capital leases	Shorter of useful life or lease term
Leasehold improvements are depreciated over the shorter of their estimated useful lives or the underlying lease term. In circumstances where an economic penalty would be presumed by the non-exercise of one or more renewal options under the lease, the Company includes those renewal option periods when determining the lease term. For significant leasehold improvements made during the latter part of the lease term, the Company amortizes those improvements over the shorter of their useful life or an extended lease term. The extended lease term would consider the exercise of renewal options if the value of the improvements would imply that an economic penalty would be incurred without the renewal of the option. Building costs incurred for new restaurants on leased land are depreciated over the lease term, which is generally a 20-year period.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

Franchise Rights. For its previous Burger King restaurant acquisitions, the Company generally allocated to franchise rights, an intangible asset, the excess of purchase price and related costs over the value assigned to the net tangible and intangible assets acquired. Amounts allocated to franchise rights for each acquisition are amortized using the straight-line method over the average remaining term of the acquired franchise agreements plus one twenty year renewal period.
Burger King Franchise Agreements. Fees for initial franchises and renewals are amortized using the straight-line method over the term of the agreement, which is generally twenty years.
Goodwill. Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is not amortized but is tested for impairment at least annually as of the fiscal year end.
Long-Lived Assets. The Company assesses the recoverability of property and equipment, franchise rights and intangible assets by determining whether the carrying value of these assets can be recovered over their respective remaining lives through undiscounted future operating cash flows. Impairment is reviewed whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable.
Deferred Financing Costs. Financing costs (included in other assets) incurred in obtaining long-term debt and lease financing obligations are capitalized and amortized over the life of the related obligation as interest expense using the effective interest method.
Leases. All leases are reviewed for capital or operating classification at their inception. The majority of the Company’s leases are operating leases. Many of the lease agreements contain rent holidays, rent escalation clauses and/or contingent rent provisions. Rent expense for leases that contain scheduled rent increases is recognized on a straight-line basis over the lease term, including any option periods included in the determination of the lease term. Contingent rentals are generally based upon a percentage of sales or a percentage of sales in excess of stipulated amounts and are generally not considered minimum rent payments but are recognized as rent expense when incurred.
Lease Financing Obligations. Lease financing obligations pertain to real estate sale-leaseback transactions accounted for under the financing method. The assets (land and building) subject to these obligations remain on the Company’s consolidated balance sheet at their historical costs and such assets (excluding land) continue to be depreciated over their remaining useful lives. The proceeds received by the Company from these transactions are recorded as lease financing obligations and the lease payments are applied as payments of principal and interest. The selection of the interest rate on lease financing obligations is evaluated at inception of the lease based on the Company’s incremental borrowing rate adjusted to the rate required to prevent recognition of a non-cash loss or negative amortization of the obligation through the end of the primary lease term.
Revenue Recognition. Revenues from Company owned and operated restaurants are recognized when payment is tendered at the time of sale.
Unearned Purchase Discounts. Unearned purchase discounts are amortized as a reduction of cost of sales either over the life of the supplier contract or the estimated purchase commitment period. In 2000, Burger King Corporation arranged for the Coca-Cola Company and Dr. Pepper/Seven-Up, Inc. to provide funding to franchisees in connection with certain initiatives to upgrade restaurants. The Company received approximately $19.8 million in 2000 and $1.6 million in 2001 under this arrangement with these suppliers. The total amount of these purchase discounts amortized for the year ended January 3, 2010 was $2.2 million. As of January 3, 2010 these purchase discounts were fully amortized.
Income Taxes. Deferred tax assets and liabilities are based on the difference between the financial statement and tax bases of assets and liabilities as measured by the tax rates that are anticipated to be in effect when those differences reverse. The deferred tax provision generally represents the net change in deferred tax assets and liabilities during the period. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is established when it is necessary to reduce deferred tax assets to amounts for which realization is more likely than not. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company and its subsidiary file a consolidated federal income tax return.
Advertising Costs. All advertising costs are expensed as incurred.
Cost of Sales. The Company includes the cost of food, beverage and paper, net of any discounts, in cost of sales.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

Pre-opening Costs. The Company’s pre-opening costs are expensed as incurred and generally include payroll costs associated with opening the new restaurant, rent and promotional costs.
Insurance. The Company is insured for workers’ compensation, general liability and medical insurance claims under policies where it pays all claims, subject to stop-loss limitations both for individual claims and claims in the aggregate. Losses are accrued based upon the Company’s estimates of the aggregate liability for claims based on Company experience and certain actuarial methods used to measure such estimates. The Company does not discount any of its self-insurance obligations.
Fair Value of Financial Instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. In determining fair value, the accounting standards establish a three level hierarchy for inputs used in measuring fair value as follows: Level 1 inputs are quoted prices in active markets for identical assets or liabilities; Level 2 inputs are observable for the asset or liability, either directly or indirectly, including quoted prices in active markets for similar assets or liabilities; and Level 3 inputs are unobservable and reflect our own assumptions. The following methods were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the fair value:

•
Current Assets and Liabilities. The carrying value of cash, trade and other receivables, accounts payable and accrued liabilities approximates fair value because of the short maturity of those instruments, which are considered Level 1.

•
Carrols Senior Subordinated Notes. The fair values of Carrols outstanding senior subordinated notes were based on quoted market prices which are considered Level 2. The fair value at January 2, 2011 was approximately $165.4 million.

•
Fiesta Restaurant Group 8.875% Senior Secured Second Lien Notes due 2016. The fair value of outstanding Fiesta Restaurant Group senior secured second lien notes is based on recent trading values which are considered Level 2, and at January 1, 2012 was approximately $199.5 million.

•
Revolving and Term Loan Credit Facilities. Based upon the rates and other terms of the credit facilities entered into in the last six months of 2011 which are considered Level 3, the amount of the outstanding borrowings under the Carrols LLC senior secured credit facility approximated fair value at January 1, 2012.

See Note 5 for discussion of the fair value measurement of non-financial assets.
Derivative Financial Instruments. The Company recognizes derivatives on the balance sheet at fair value. The Company’s only derivative is an interest rate swap and it has been designated as a cash flow hedge; therefore, the effective portion of the changes in the fair value of this arrangement will be recognized in accumulated other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of the changes in the fair value of this arrangement will be immediately recognized in earnings. The Company classifies cash inflows and outflows from derivatives within operating activities on the statement of cash flows.
One of the Company’s objectives for utilizing derivative instruments is to reduce its exposure to fluctuations in cash flows due to changes in the variable interest rates of certain borrowings issued under the Carrols LLC senior secured credit facility, as also required by the Carrols LLC senior secured credit facility. The Company’s strategy to achieve that objective involves entering into interest rate swaps that are specifically designated to the Carrols LLC senior secured credit facility and accounted for as cash flow hedges.
Net Income per Share. Basic net income per share is computed by dividing net income for the period by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing net income for the period by the weighted average number of common shares outstanding plus the dilutive effect of outstanding stock options using the treasury stock method.
Stock-Based Compensation. The Company applies the Black-Scholes valuation model in determining the fair value of stock options granted to employees, which is then amortized on a straight-line basis to compensation expense over the requisite service period. For restricted stock awards, the fair market value of the award, determined based upon the closing value of the Company’s stock price on the grant date, is recorded to compensation expense on a straight-line basis over the requisite service period.
The Company has adopted an incentive stock plan under which incentive stock options, non-qualified stock options and non-vested shares may be granted to employees and non-employee directors. On an annual basis, the Company has granted incentive stock options, non-qualified stock options and non-vested shares under these plans. The stock options granted generally vest at 20% per year and expire seven years from the date of grant. Non-vested shares granted to certain restaurant employees generally

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

vest 100% after three years, non-vested shares granted to corporate employees generally vest 25% per year over four years and non-vested shares granted to non-employee directors generally vest at varying rates over two to five years. Stock-based compensation related to these grants totaled $1.0 million, $0.9 million and $0.9 million in 2011, 2010 and 2009, respectively.
There were no stock options granted in 2011. The weighted average fair-value of the options granted in 2010 and 2009 was $3.03 and $1.19, respectively, which was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2010	2009
Risk-free interest rate	2.32%	1.36%
Annual dividend yield	—	—
Expected term	4.8 years	4.8 years
Expected volatility	53%	49%
The assumptions include the risk-free rate of interest, expected dividend yield, expected volatility, and the expected term of the award. The risk-free rate of interest was based on the zero coupon U.S. Treasury bond rates appropriate for the expected term of the award. There are no expected dividends as the Company does not currently plan to pay dividends on its common stock. Expected stock price volatility was based on the expected volatility of a peer group that had actively traded stock during the period immediately preceding the share-based award grant. The expected term is estimated by using the actual contractual term of the awards and the expected length of time for the employees to exercise the awards. Compensation expense is recognized only for those options expected to vest, with forfeitures estimated based on the Company’s historical experience and future expectations. Also see Note 12 to the consolidated financial statements.
Gift cards. The Company sells gift cards to its customers in its restaurants and through selected third parties. The Company recognizes revenue from gift cards upon redemption by the customer. Proceeds from the sale of gift cards at the Company’s restaurants are remitted to Burger King Corporation.
Segment Information. Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company's chief operating decision maker currently evaluates the Company's operations from a number of different operational perspectives including but not limited to a restaurant-by-restaurant basis. The Company derives all significant revenues from a single reportable operating segment of business. Accordingly, the Company views it operating results of its Burger King restaurants as one segment.
Subsequent Events. The Company reviewed and evaluated for subsequent events through the issuance date of the Company’s financial statements.
Recent Accounting Pronouncements.
In September 2011, the Financial Accounting Standards Board (“FASB”) issued guidance on testing goodwill for impairment. The guidance provides entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, provided that the entity has not yet performed its 2011 annual impairment test or issued its financial statements. The Company is evaluating the impact of this guidance on its annual testing for goodwill impairment in 2012.
In September 2011, the FASB issued guidance on the presentation of comprehensive income. This guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. The guidance allows two presentation alternatives: (1) to present items of net income and other comprehensive income in one continuous statement; or (2) in two separate, but consecutive, statements of net income and other comprehensive income.
The Company retrospectively adopted this amendment effective December 29, 2008. The adoption of this amendment resulted in the Company changing its current presentation of comprehensive income so that the components of net income and other comprehensive income are presented in a single continuous statement. The adoption of this amendment did not have any impact on the Company's consolidated financial position or results of operations.
2. Discontinued Operations

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

On May 7, 2012, the Company completed the Spin-off of Fiesta, a wholly owned subsidiary of Carrols which included the Pollo Tropical and Taco Cabana restaurant brands, through the distribution in the form of a pro rata dividend of all of Fiesta's issued and outstanding common stock to Carrols Restaurant Group’s stockholders whereby each stockholder of Carrols Restaurant Group on April 26, 2012 received one share of Fiesta’s common stock for every one share of the Company's common stock held. As a result of the Spin-off, Fiesta is now an independent company whose common stock is traded on The NASDAQ Global Select Market under the symbol “FRGI.”
In connection with the Spin-off, on April 24, 2012, Carrols Restaurant Group and Carrols entered into several agreements with Fiesta that govern the Company’s post Spin-off relationship with Fiesta, including a Separation and Distribution Agreement, Tax Matters Agreement, Employee Matters Agreement and Transition Services Agreement.
As a result of the Spin-off, the consolidated statements of operations and statements of cash flows related to Fiesta's businesses have been presented as discontinued operations for all periods presented. Fiesta's assets and liabilities are included in the consolidated balance sheets presented at January 1, 2012 and January 2, 2011.
The consolidated statements of operations for periods through the completion of the Spin-off included certain general and administrative expenses associated with administrative support to Fiesta for executive management, information systems and certain accounting, legal and other administrative functions, which had previously been allocated to Fiesta. The allocation of certain of these expenses do not qualify for classification within discontinued operations, and therefore are included as general and administrative expenses within continuing operations. In addition, certain expenses directly related to the Spin-off which had previously been allocated to both the Company and Fiesta have been included in discontinued operations.
The following table details Fiesta's revenues and income (loss) from operations which have been reported in discontinued operations:

	January 1, 2012	January 2, 2011	January 3, 2010
Revenues	$474,968	$439,071	$432,120
Income from discontinued operations before income taxes	17,591	15,070	17,435
Provision for income taxes	5,849	4,964	6,674
Net income from discontinued operations	$11,742	$10,106	$10,761

3. Property and Equipment
Property and equipment consisted of the following:

	January 1,	January 2,
	2012	2011
Land	$23,772	$24,054
Owned buildings	24,340	25,971
Leasehold improvements	203,720	196,606
Equipment	238,840	226,956
Assets subject to capital leases	6,522	6,865
	497,194	480,452
Less accumulated depreciation and amortization	(306,884)	(293,602)
	$190,310	$186,850
Assets subject to capital leases primarily pertain to buildings leased for certain restaurant locations and certain corporate equipment and had accumulated amortization at January 1, 2012 and January 2, 2011 of $5,651 and $5,906, respectively. At January 1, 2012 and January 2, 2011, land of $4,175 and owned buildings of $4,867 were subject to lease financing obligations accounted for under the lease financing method (See Note 9) at both periods. Accumulated depreciation pertaining to owned buildings subject to lease financing obligations at January 1, 2012 and January 2, 2011 was $2,083 and $1,883, respectively.
Depreciation expense for property and equipment associated with continuing operations for the years ended January 1, 2012,

January 2, 2011 and January 3, 2010 was $12,255, $11,538 and $10,890, respectively.

4. Goodwill and Franchise Rights
Goodwill. The Company is required to review goodwill for impairment annually or more frequently when events and circumstances indicate that the carrying amount may be impaired. If the determined fair value of goodwill is less than the related carrying amount, an impairment loss is recognized. The Company performs its annual impairment assessment as of the fiscal year end and has determined its reporting units to be at the operating segment level: its Burger King restaurants, operating as a franchisee; Pollo Tropical and Taco Cabana each at the brand level.
In performing its goodwill impairment test, the Company compared the net book values of its reporting units to their estimated fair values, the latter determined by employing a combination of a discounted cash flow analysis and a market-based approach. The results of the discounted cash flow analyses were corroborated with other value indicators where available, such as comparable company earnings multiples.
There have been no changes in goodwill or goodwill impairment losses recorded in the years ended January 1, 2012, January 2, 2011 and January 3, 2010. Goodwill is summarized below:

	Pollo Tropical	Taco Cabana	Burger King	Total
Balance, January 1, 2012 and January 2, 2011	$56,307	$67,177	$1,450	$124,934
Franchise Rights. Amounts allocated to franchise rights for each acquisition are amortized using the straight-line method over the average remaining term of the acquired franchise agreements plus one twenty year renewal period. Following is a summary of the Company’s franchise rights as of the respective balance sheet dates:

	January 1, 2012		January 2, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Franchise rights	$138,169	$70,931	$138,169	$67,737
Amortization expense related to franchise rights for the years ended January 1, 2012, January 2, 2011 and January 3, 2010 was $3,194, $3,197 and $3,196, respectively and the Company expects annual amortization to be $3,194 for each of the years ending 2012 through 2016.
The Company assesses the potential impairment of franchise rights whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If an indicator of impairment exists, an estimate of the aggregate undiscounted cash flows from the acquired restaurants is compared to the respective carrying value of franchise rights for each acquisition. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value. An impairment charge of $45 was recorded for franchise rights related to a closed restaurant location for the year ended January 2, 2011. No impairment charges were recorded related to the Company’s franchise rights for the years ended January 1, 2012 and January 3, 2010.

5. Impairment of Long-Lived Assets and Other Lease Charges
The Company reviews its long-lived assets, principally property and equipment, for impairment at the restaurant level. If an indicator of impairment exists for any of its assets, an estimate of undiscounted future cash flows over the life of the primary asset for each restaurant is compared to that long-lived asset’s carrying value. If the carrying value is greater than the undiscounted cash flow, the Company then determines the fair value of the asset and if an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value plus any lease liabilities to be incurred for non-operating restaurants, net of any estimated sublease recoveries.
The Company determined the fair value of restaurant equipment, for those restaurants reviewed for impairment, based on current economic conditions and the Company’s history of using these assets in the operation of its business. These fair value asset measurements rely on significant unobservable inputs and are considered Level 3 in the fair value hierarchy. The Level 3

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

assets measured at fair value associated with impairment charges recorded in 2011 totaled $0.1 million at January 1, 2012.

During the year ended January 1, 2012, January 2, 2011 and January 3, 2010, the Company recorded impairment charges of $1.3 million, $0.7 million and $0.5 million, respectively for certain underperforming restaurants.
6. Other Liabilities, Long-Term
Other liabilities, long-term, consisted of the following:

	January 1,	January 2,
	2012	2011
Accrued occupancy costs	$14,296	$13,250
Accrued workers’ compensation and general liability claims	3,208	3,423
Deferred compensation	965	2,937
Other	3,198	3,442
	$21,667	$23,052
Accrued occupancy costs include obligations pertaining to closed restaurant locations, contingent rent and accruals to expense operating lease rental payments on a straight-line basis over the lease term.
The following table presents the activity in the exit cost reserve, of which $1.1 million and $0.9 million at January 1, 2012 and January 2, 2011, respectively, are included in long-term accrued occupancy costs above, with the remainder in other current liabilities:

	January 1,	January 2,
	2012	2011
Balance, beginning of year	$1,665	$862
Provisions for restaurant closures	800	563
Changes in estimates of accrued costs	649	716
Payments, net	(1,021)	(632)
Other adjustments	153	156
Balance, end of year	$2,246	$1,665

7. Leases
The Company utilizes land and buildings in its operations under various lease agreements. The Company does not consider any one of these individual leases material to the Company's operations. Initial lease terms are generally for twenty years and, in many cases, provide for renewal options and in most cases rent escalations. Certain leases require contingent rent, determined as a percentage of sales as defined by the terms of the applicable lease agreement. For most locations, the Company is obligated for occupancy related costs including payment of property taxes, insurance and utilities.
In the years ended January 1, 2012, January 2, 2011 and January 3, 2010, the Company sold two, three and four restaurant properties, respectively, in sale-leaseback transactions for net proceeds of $2,818, $3,413 and $4,306, respectively. These leases have been classified as operating leases and generally contain a twenty-year initial term plus renewal options.
Deferred gains from sale-leaseback transactions of Burger King restaurant properties of $133, $493 and $1,904 were recognized during the years ended January 1, 2012, January 2, 2011 and January 3, 2010, respectively, and are being amortized over the term of the related leases. The amortization of deferred gains on sale-leaseback transactions of Burger King restaurant properties was $1,987, $1,825 and $1,702 for the years ended January 1, 2012, January 2, 2011 and January 3, 2010, respectively.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

Minimum rent commitments under capital and non-cancelable operating leases at January 1, 2012 were as follows:

Fiscal year ending:	Capital	Operating
December 30, 2012	$149	$50,412
December 29, 2013	151	49,399
December 28, 2014	145	47,117
January 3, 2016	134	45,063
January 1, 2017	129	43,777
Thereafter	1,311	307,345
Total minimum lease payments	2,019	$543,113
Less amount representing interest	(875)
Total obligations under capital leases	1,144
Less current portion	(53)
Long-term obligations under capital leases	$1,091

Total rent expense on operating leases, including percentage rent on both operating and capital leases, was as follows:

	Year ended
	January 1, 2012	January 2, 2011	January 3, 2010
Minimum rent on real property	$20,765	$21,263	$21,090
Additional rent based on percentage of sales	1,900	1,906	2,891
Restaurant rent expense	22,665	23,169	23,981
Administrative and equipment rent	114	169	275
	$22,779	$23,338	$24,256

8. Long-Term Debt
Long-term debt consisted of the following:

	January 1,	January 2,
	2012	2011
Collateralized:
Carrols LLC Credit Facility - Revolving Credit Loans	$4,000	$—
Carrols LLC Credit Facility-Term Loan	63,375	—
Prior Carrols Senior Credit Facility-Term Loan	—	87,250
Fiesta Restaurant Group 8.875% Senior Secured Second Lien Notes	200,000	—
Unsecured:
Carrols 9% Senior Subordinated Notes	—	165,000
Capital leases (Note 6)	1,144	1,202
	268,519	253,452
Less: current portion	(6,553)	(15,538)
	$261,966	$237,914

On August 5, 2011 Carrols LLC and Fiesta Restaurant Group each entered into a new and independent senior secured credit facility. The new Carrols LLC senior secured credit facility provides for aggregate term loan borrowings of $65.0 million and a revolving credit facility that provides for aggregate borrowings of up to $20.0 million. The new Fiesta Restaurant Group senior

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

secured credit facility consists of a revolving credit facility that provides for aggregate borrowings of up to $25.0 million. Also on August 5, 2011, Fiesta Restaurant Group issued $200.0 million of 8.875% Senior Secured Second Lien Notes due 2016 (the “Fiesta Notes”). Carrols LLC used net proceeds from the term loan borrowings of $65.0 million under the Carrols LLC senior secured credit facility and Fiesta Restaurant Group used net proceeds from the sale of the Fiesta Notes to distribute funds to Carrols to enable Carrols to (i) repay all outstanding indebtedness under Carrols prior senior credit facility, (ii) repurchase its outstanding 9% Senior Subordinated Notes due 2013 (the “Carrols Notes”) pursuant to a cash tender offer and related consent solicitation and to pay the related tender premium and redeem any Carrols Notes not repurchased under the tender offer and (iii) pay related fees and expenses. On January 1, 2012, there were $4.0 million of outstanding revolving credit borrowings under the new Carrols LLC senior secured credit facility and no outstanding revolving credit borrowings under the new Fiesta Restaurant Group senior secured credit facility.
In connection with these transactions, on July 22, 2011 Carrols commenced a tender offer and consent solicitation for all of its outstanding Carrols Notes. On August 5, 2011, $118.4 million were accepted for payment and paid by Carrols. Carrols LLC distributed to Carrols net proceeds from the term loan borrowings of $65.0 million under the Carrols LLC senior secured credit facility and Fiesta Restaurant Group distributed to Carrols net proceeds from the sale of $200.0 million of Fiesta Notes to enable Carrols to redeem the balance of its outstanding Carrols Notes not tendered in the tender offer, which expired on August 18, 2011. On August 22, 2011, Carrols completed the cash tender offer and consent solicitation for all of the outstanding Carrols Notes and called for the redemption of the $46.2 million of the Carrols Notes that were not tendered in the tender offer and irrevocably deposited with the trustee for the Carrols Notes an amount of funds sufficient to redeem the Carrols Notes. Consequently, on August 22, 2011, each of Carrols and the subsidiary guarantors terminated its obligations under the Carrols Notes and under the indenture governing the Carrols Notes.
As a result of these refinancing transactions, Carrols incurred a loss on extinguishment of debt in 2011 of $2.5 million consisting of the write-off of previously deferred financing fees of $1.5 million, the tender premium paid for redemption of the Carrols Notes and other professional fees associated with the tender offer. A portion of the total loss on extinguishment of debt of $1.2 million has been reclassified to discontinued operations.
New Senior Secured Credit Facilities. On August 5, 2011 Fiesta Restaurant Group entered into a first lien revolving credit facility providing for aggregate borrowings of up to $25.0 million (including $10.0 million available for letters of credit). The senior secured credit facility also provides for incremental increases of up to $5.0 million, in the aggregate, to the revolving credit borrowings available under the facility, and matures on February 5, 2016. Borrowings under the revolving credit facility bear interest at a per annum rate, at Fiesta Restaurant Group's option, of either (all terms as defined in the Fiesta Restaurant senior secured credit facility):

1)
the Alternate Base Rate plus the applicable margin of 2.0% to 2.75% based on Fiesta Restaurant Group's Adjusted Leverage Ratio (with an initial applicable margin set at 2.5% until the delivery of financial statements for the fourth fiscal quarter of 2011 to the agent and lenders under the Fiesta Restaurant Group senior secured credit facility), or

2)
the LIBOR Rate plus the applicable margin of 3.0% to 3.75% based on Fiesta Restaurant Group's Adjusted Leverage Ratio (with an initial applicable margin set at 3.5% until the delivery of financial statements for the fourth fiscal quarter of 2011 to the agent and lenders under the Fiesta Restaurant Group senior secured credit facility).

Fiesta Restaurant Group's obligations under its senior secured credit facility are secured by a first priority lien on substantially all of the assets of Fiesta Restaurant Group and its material subsidiaries, as guarantors, (including a pledge of all of the capital stock and equity interests of its material subsidiaries).
The Fiesta Restaurant Group senior secured senior credit facility contains customary default provisions, including without limitation, a cross default provision pursuant to which it is an event of default under this facility if there is a default under any indebtedness of Fiesta Restaurant Group having an outstanding principal amount of $2.5 million or more which results in the acceleration of such indebtedness prior to its stated maturity or is caused by a failure to pay principal when due. As of January 1, 2012, Fiesta Restaurant Group was in compliance with the covenants under its senior secured credit facility. After reserving $9.4 million for letters of credit guaranteed by the facility for workers' compensation and other insurance policies, $15.6 million was available for borrowing at January 1, 2012.
On August 5, 2011 Carrols LLC entered into a new senior secured credit facility, which provides for $65.0 million aggregate term loan borrowings and a revolving credit facility which provides for aggregate borrowings of up to $20.0 million (including $10.0 million available for letters of credit) both maturing on August 5, 2016. The Carrols LLC senior secured credit facility also provides for incremental term loan and revolving credit borrowing increases of up to $25 million, in the aggregate. Term loan and revolving credit borrowings under the facility bear interest at a per annum rate, at Carrols LLC's option, of either (all terms as

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

defined in the Carrols LLC senior secured credit facility):

1)
the Alternate Base Rate plus the applicable margin of 2.25% to 4.0% based on Carrols LLC's Adjusted Leverage Ratio (with an initial applicable margin set at 2.75% until the delivery of financial statements for the fourth fiscal quarter of 2011 to the agent and lenders under the Carrols LLC senior secured credit facility), or

2)
the LIBOR Rate plus the applicable margin of 3.25% to 4.0% based on Carrols LLC's Adjusted Leverage Ratio (with an initial applicable margin set at 3.75% until the delivery of financial statements for the fourth fiscal quarter of 2011 to the agent and lenders under the Carrols LLC senior secured credit facility).

During 2011, Carrols LLC utilized the LIBOR rate option.
Under the Carrols LLC senior secured credit facility, Carrols LLC is required to make mandatory prepayments of principal on term loan borrowings (i) annually in an amount equal to 50% to 100% of Excess Cash Flow (as defined in the Carrols LLC senior secured credit facility) based on Carrols LLC's Adjusted Leverage Ratio and (ii) in the event of dispositions of assets, debt issuances and insurance and condemnation proceeds (all subject to certain exceptions).
The term loan borrowings under the Carrols LLC senior secured credit facility are payable in consecutive quarterly principal payments of $1.625 million which began on the last day of the fourth quarter of 2011 through the first quarter of 2016 with the remaining outstanding principal amount of $35.75 million due on the maturity date of August 5, 2016.
Carrols LLC's obligations under the Carrols LLC senior secured credit facility are secured by a first priority lien on substantially all of the assets of Carrols LLC and by a pledge by Carrols of all of the outstanding equity interests of Carrols LLC.
The Carrols LLC senior secured credit facility contains customary default provisions, including without limitation, a cross default provision pursuant to which it is an event of default under this facility if there is a default under any indebtedness of Carrols LLC having an outstanding principal amount of $2.5 million or more which results in the acceleration of such indebtedness prior to its stated maturity or is caused by a failure to pay principal when due. As of January 1, 2012, Carrols LLC was in compliance with the covenants under its senior secured credit facility. After reserving $4.8 million for letters of credit guaranteed by the facility for workers' compensation and other insurance policies, $11.2 million was available for borrowing at January 1, 2012.
Carrols LLC Interest Rate Swap Agreement. As required by the Carrols LLC senior secured credit facility, in November of 2011, Carrols LLC entered into an interest rate swap agreement with its lenders to mitigate the risk of increases in the variable interest rate related to term loan borrowings under the Carrols LLC senior secured credit facility. The interest rate swap has been designated as a cash flow hedge.
The interest rate swap fixes the interest rate on 50% of the outstanding term loan borrowings under the Carrols LLC senior secured credit facility at 0.77% plus the credit margin on the debt. The agreement matures on November 28, 2014 and has a notional amount of $31,688 at January 1, 2012. The differences between the variable LIBOR rate and the interest rate swap rate of 0.77% are settled monthly. This derivative instrument changed the Company's effective interest rate on its term loan borrowings under the Carrols LLC senior secured credit facility from 3.99% to 4.14% in 2011. The Company made payments to settle the interest rate swap of $25 during 2011, which were recorded as a component of interest expense.
The Company's interest rate swap agreement is recorded at fair value and a liability of $110 as of January 1, 2012 is included in long-term other liabilities in the accompanying consolidated balance sheets. Changes in the valuation of the Company's interest rate swap will be included as a component of other comprehensive income. The Company's counterparties under this arrangement provide the Company with quarterly statements of the market values of these instruments based on significant inputs that are observable or can be derived principally from, or corroborated by, observable market data for substantially the full term of the asset or liability. The Company classifies this within Level 2 of the valuation hierarchy described in Note 1. The impact on the derivative liabilities for the Company and the counterparties' non-performance risk to the derivative trades is considered when measuring the fair value of derivative liabilities.
Fiesta Restaurant Group Senior Secured Second Lien Notes. On August 5, 2011, Fiesta Restaurant Group issued $200.0 million of 8.875% Senior Secured Second Lien Notes due 2016 pursuant to an indenture dated as of August 5, 2011 governing such notes. The Fiesta Notes mature and are payable on August 15, 2016. Interest is payable semi-annually on February 15 and August 15 with the first interest payment due on February 15, 2012. The Fiesta Notes are guaranteed by Fiesta Restaurant Group's material subsidiaries and are secured by second-priority liens on substantially all of Fiesta Restaurant Group's and its material subsidiaries' assets (including a pledge of all of the capital stock and equity interests of its material subsidiaries).
The Fiesta Notes are redeemable at the option of Fiesta Restaurant Group in whole or in part at any time after February 15,

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

2014 at a price of 104.438% of the principal amount plus accrued and unpaid interest, if any, if redeemed before February 15, 2015, 102.219% of the principal amount plus accrued and unpaid interest, if any, if redeemed after February 15, 2015 but before February 15, 2016 and 100% of the principal amount plus accrued and unpaid interest, if any, if redeemed after February 15, 2016. Prior to February 14, 2014, Fiesta Restaurant Group may redeem some or all of the Fiesta Notes at a redemption price of 100% of the principal amount of each note plus accrued and unpaid interest, if any, and a make-whole premium. In addition, at any time prior to February 15, 2014, Fiesta Restaurant Group may redeem up to 35% of the Fiesta Notes with the net cash proceeds from specified equity offerings at a redemption price equal to 108.875% of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.
The indenture governing the Fiesta Notes includes certain covenants, including limitations and restrictions on Fiesta Restaurant Group and its material subsidiaries who are guarantors under such indenture to incur additional debt, issue preferred stock, pay dividends or make distributions in respect of capital stock or make certain other restricted payments or investments, incur liens, sell assets, enter into transactions with affiliates, agree to payment restrictions affecting certain of its material subsidiaries and enter into mergers, consolidations or sales of all or substantially all of Fiesta Restaurant Group's or its material subsidiaries' assets. These covenants are subject to certain exceptions and qualifications including, without limitation, permitting the spin-off transaction discussed in Note 1.
The indenture governing the Fiesta Notes contains customary default provisions, including without limitation, a cross default provision pursuant to which it is an event of default under these notes and the indenture if there is a default under any indebtedness of Fiesta Restaurant Group having an outstanding principal amount of $15.0 million or more which results in the acceleration of such indebtedness prior to its stated maturity or is caused by a failure to pay principal when due. Fiesta Restaurant Group was in compliance as of January 1, 2012 with the restrictive covenants of the indenture governing the Fiesta Notes.
Carrols Prior Senior Credit Facility. Carrols' prior senior credit facility totaled $185 million, originally consisting of $120 million principal amount of term loan A borrowings maturing on March 9, 2013 and a $65.0 million revolving credit facility (including a sub-limit of up to $25.0 million for letters of credit and up to $5.0 million for swingline loans) maturing on March 8, 2012.
During the year ended January 2, 2011, Carrols made a required principal prepayment of approximately $1.0 million based on 25% of Carrols' Excess Cash Flow (as defined in Carrols' prior senior credit facility) for the year ended January 3, 2010. The Company also made a principal prepayment of $5.0 million on outstanding term loan A borrowings in the fourth quarter of 2010.
Carrols Prior Senior Subordinated Notes. On December 15, 2004, Carrols issued $180.0 million of the Carrols Notes that bore interest at a rate of 9% payable semi-annually on January 15 and July 15 and were scheduled to mature on January 15, 2013.
At January 1, 2012, principal payments required on long-term debt are as follows:

2012	$6,553
2013	6,558
2014	6,556
2015	6,548
2016	241,423
Thereafter	881
$268,519

The weighted average interest rate on all debt, excluding lease financing obligations, for the years ended January 1, 2012, January 2, 2011 and January 3, 2010 was 6.0%, 6.1% and 5.9%, respectively. Interest expense on the Company's long-term debt, excluding lease financing obligations, was $11,228, $16,744 and $17,454 for the years ended January 1, 2012, January 2, 2011 and January 3, 2010, respectively.

9. Lease Financing Obligations
The Company entered into sale-leaseback transactions in various years that did not qualify for sale-leaseback accounting and as a result were classified as financing transactions. Under the financing method, the assets remain on the consolidated balance sheet and proceeds received by the Company from these transactions are recorded as a financing liability. Payments under these

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

leases are applied as payments of imputed interest and deemed principal on the underlying financing obligations.
These leases generally provide for an initial term of 20 years plus renewal options. The rent payable under such leases includes a minimum rent provision and in some cases, includes rent based on a percentage of sales. These leases also require payment of property taxes, insurance and utilities.
During the second quarter of 2011, the Company entered into a sale-leaseback transaction for a restaurant property that did not qualify for sale-leaseback accounting and the net proceeds of $1.7 million were recorded as a lease financing obligation. In the third quarter of 2011, the condition that precluded sale-leaseback accounting was cured. As a result, the Company reduced its lease financing obligations by $1.7 million and recorded a loss of $0.1 million which is included in other income on the consolidated statement of operations.
During 2009, Fiesta Restaurant Group settled $1.9 million of lease financing obligations which included a purchase of one restaurant property previously subject to a lease financing obligation for $1.1 million and the settlement of the lease financing obligation incurred previously in 2009 for $0.8 million. Fiesta Restaurant Group also modified provisions of three of its restaurant leases previously accounted for as lease financing obligations which allowed the respective sale transactions to qualify for sale-leaseback accounting. As a result of these transactions in 2009, lease financing obligations were reduced by $4.9 million, assets under lease financing obligations were reduced by $2.7 million and deferred gains on qualified sale-leaseback transactions of $1.2 million were recorded.
At January 1, 2012, payments required on lease financing obligations were as follows:

2012	$978
2013	979
2014	983
2015	986
2016	1,061
Thereafter, through 2023	14,664
Total minimum lease payments	19,651
Less: Interest implicit in obligations	(9,587)
Total lease financing obligations	$10,064

The interest rates on lease financing obligations ranged from 8.5% to 10.5% at January 1, 2012. Interest expense on lease financing obligations totaled $107, $107 and $108 for the years ended January 1, 2012, January 2, 2011 and January 3, 2010, respectively.

10. Other Income
In 2011, the Company recorded net gains of $0.7 million which included a gain of $0.3 million related to the sale of a non-operating Burger King property, a gain of $0.3 million related to property insurance recoveries from fires at two Burger King restaurants and a gain of $0.1 million related to a business interruption insurance recovery from storm damage at a Burger King restaurant.
In 2010, the Company recorded a gain of $0.4 million related to a property insurance recovery from a fire at a Burger King restaurant.
During 2009, the Company recorded a loss of $0.1 million associated with a sale-leaseback of a restaurant property.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

11. Income Taxes
The provision (benefit) for income taxes on income from continuing operations was comprised of the following:

	Year ended
	January 1, 2012	January 2, 2011	January 3, 2010
Current:
Federal	$(6,606)	$(1,628)	$1,562
State	117	389	102
	(6,489)	(1,239)	1,664
Deferred (prepaid):
Federal	4,875	2,010	3,453
State	(47)	36	907
	4,828	2,046	4,360
Valuation allowance	—	—	(94)
Provision (benefit) for income taxes	$(1,661)	$807	$5,930
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The components of deferred income tax assets and liabilities at January 1, 2012 and January 2, 2011 were as follows:

	January 1, 2012	January 2, 2011
Current deferred income tax assets (liabilities):
Inventory and other reserves	$(44)	$29
Accrued vacation benefits	2,788	2,587
Other accruals	740	1,993
Current deferred income tax assets	3,484	4,609
Long term deferred income tax assets (liabilities):
Deferred income on sale-leaseback of certain real estate	13,977	15,153
Lease financing obligations	1,095	1,016
Postretirement benefit expenses	1,533	1,695
Accumulated other comprehensive income-postretirement benefits	(736)	(979)
Stock-based compensation expense	1,566	917
Property and equipment depreciation	(4,562)	1,205
State net operating loss carryforwards	921	728
Amortization of other intangibles, net	(87)	(30)
Amortization of franchise rights	(24,630)	(24,421)
Occupancy costs	5,705	5,200
Tax credit carryforwards	1,693	549
Other	2,194	1,465
Long-term net deferred income tax assets (liabilities)	(1,331)	2,498
Less: Valuation allowance	(903)	(549)
Total long-term deferred income tax assets (liabilities)	(2,234)	1,949
Carrying value of net deferred income tax assets	$1,250	$6,558
The Company's state net operating loss carryforwards expire in varying amounts through 2031.
The Company establishes a valuation allowance to reduce the carrying amount of deferred tax assets when it is more likely

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

than not that it will not realize some portion or all of the tax benefit of its deferred tax assets. The Company evaluates whether its deferred tax assets are probable of realization on a quarterly basis. In performing this analysis, the Company considers all available evidence including historical operating results, the estimated timing of future reversals of existing taxable temporary differences and estimated future taxable income exclusive of reversing temporary differences and carryforwards. At January 1, 2012 and January 2, 2011, the Company had no valuation allowance pertaining to continuing operations. The estimation of future taxable income for federal and state purposes and the Company's ability to realize deferred tax assets pertaining to state net operating loss carryforwards and foreign tax credit carryforwards can significantly change based on future events and operating results. Thus, recorded valuation allowances may be subject to future changes that could be material.
The Company's effective tax rate was 76.0%, 30.8% and 34.9% for the years ended January 1, 2012, January 2, 2011 and January 3, 2010, respectively. A reconciliation of the statutory federal income tax provision (benefit) to the tax provision (benefit)applied to income from continuing operations for the years ended January 1, 2012, January 2, 2011 and January 3, 2010 was as follows:

	Year ended
	January 1, 2012	January 2, 2011	January 3, 2010
Statutory federal income tax provision (benefit)	$(765)	$916	$5,951
State income taxes, net of federal benefit	46	276	656
Stock-based compensation expense	336	356	294
Change in valuation allowance	—	—	(94)
Non-deductible expenses	242	35	7
Employment tax credits	(1,148)	(1,060)	(653)
Miscellaneous	(372)	284	(231)
Provision (benefit) for income taxes from continuing operations	$(1,661)	$807	$5,930
The Company's policy is to recognize interest and/or penalties related to uncertain tax positions in income tax expense. At January 1, 2012 and January 2, 2011, the Company had no unrecognized tax benefits and no accrued interest related to uncertain tax positions. The tax years 2008 - 2011 remain open to examination by the major taxing jurisdictions to which the Company is subject. Although it is not reasonably possible to estimate the amount by which unrecognized tax benefits may increase within the next twelve months due to uncertainties regarding the timing of examinations, the Company does not expect unrecognized tax benefits to significantly change in the next twelve months.

12. Stockholders' Equity
2006 Stock Incentive Plan. In 2006, the Company adopted a stock plan titled the 2006 Stock Incentive Plan, as amended, (the “2006 Plan”) and reserved and authorized a total of 3,300,000 shares of common stock for grant thereunder. On June 9, 2011, the stockholders approved an amendment to the 2006 Plan increasing the number of shares of common stock available for issuance by an additional 1,000,000 shares. In 2011, the Company issued an aggregate of 8,334 non-vested shares to non-employee directors and 360,200 non-vested shares to certain employees. In 2010, the Company granted an aggregate of 552,000 stock options and issued an aggregate of 14,478 non-vested shares to non-employee directors and 11,000 non-vested shares to certain employees. In 2009, the Company granted an aggregate of 529,000 stock option shares, issued an aggregate of 12,100 non-vested shares to certain employees and granted 15,000 non-qualified stock options to non-employee directors under the 2006 Plan. As of January 1, 2012, 1,276,837 shares were available for future grant or issuance.
The non-qualified stock options and incentive stock options (“ISO's”) granted under the 2006 Plan are exercisable for up to one-fifth of the total number of options granted on or after the first anniversary of the grant date, and as of the first day of each month thereafter are exercisable for an additional one-sixtieth of the total number of options granted until fully exercisable. The options expire seven years from the date of the grant. The non-qualified stock options issued to outside directors vest over five years at the rate of one-fifth on each anniversary of the award, provided that the participant has continuously remained a director of the Company. The non-vested stock awards issued to certain restaurant employees in 2010 and 2009 vest 100% on the third anniversary date of the award. The non-vested stock awards issued to outside directors in 2010 and 2011vest over two years at the rate of one-half on each anniversary of the award, provided that the participant has continuously remained a director of the Company. The non-vested shares granted to certain corporate employees in 2011 vest over four years at the rate of one-fourth on each anniversary date of the award. Forfeiture rates are based on a stratification of employees by expected exercise behavior and range from 0% to 15%.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

Stock-based compensation expense for the years ended January 1, 2012 and January 2, 2011 totaled $1.0 million, $0.9 million and $0.9 million, respectively. A portion of the Company's granted options qualify as ISO's for income tax purposes, and as such, a tax benefit is not recorded at the time the compensation cost related to the options is recorded for financial reporting purposes because an ISO does not ordinarily result in a tax benefit unless there is a disqualifying disposition. Stock option grants of non-qualified options result in the creation of a deferred tax asset until the time that the option is exercised.
The total non-vested stock-based compensation expense relating to the options and restricted shares is approximately $1.1 million at January 1, 2012. In connection with the planned spin-off of Fiesta Restaurant Group, the Company converted on March 5, 2012 all of its outstanding vested stock options to common stock and all of its outstanding unvested stock options to unvested shares. The unvested shares will generally vest over the same period as the unvested stock options that were converted. The Company expects to record additional stock compensation expense in the first quarter of 2012 in connection with this conversion.
At January 1, 2012, the remaining weighted average vesting period for stock options was 2.4 years and for non-vested shares was 1.97 years. Shares issued upon exercise of options have been previously registered with the SEC. A summary of all option activity in fiscal 2011 under the Company's 2006 Plan was as follows:

	2006 Plan
	Number of Options	Weighted Average Exercise Price	Average Remaining Contractual Life	Aggregate Intrinsic Value (in thousands)(1)
Options outstanding at January 3, 2011	2,588,017	$9.17	4.2	$2,948
Granted	—	—
Exercised	(97,376)	5.61
Forfeited	(52,314)	8.37
Options outstanding at January 1, 2012	2,438,327	$9.33	3.2	$8,275
Vested or expected to vest at January 1, 2012	2,424,645	$9.35	3.2	$8,191
Options exercisable at January 1, 2012	1,791,840	$10.71	2.8	$4,348

(1)
The aggregate intrinsic value was calculated using the difference between the market price of the Company's common stock at January 1, 2012 of $11.57 and the grant price for only those awards that had a grant price that was less than the market price of the Company's common stock at January 1, 2012.

The non-vested stock activity in fiscal 2011 related to the Company's 2006 Plan was as follows:

	Shares	Weighted Average Grant Date Price
Nonvested at January 3, 2011	45,701	$6.16
Granted	368,534	7.68
Vested	(20,459)	7.38
Forfeited	(8,350)	7.13
Nonvested at Janaury 1, 2012	385,426	$7.54

13. Commitments and Contingencies
On November 16, 1998, the Equal Employment Opportunity Commission (“EEOC”) filed suit in the United States District Court for the Northern District of New York (the “Court”), under Title VII of the Civil Rights Act of 1964, as amended, against Carrols. The complaint alleged that Carrols engaged in a pattern or practice of unlawful discrimination, harassment and retaliation against former and current female employees. The EEOC ultimately attempted to present evidence of 511 individuals that it believed constituted the “class” of claimants for which it was seeking monetary and injunctive relief from Carrols. On April 20, 2005, the Court issued a decision and order granting Carrols' Motion for Summary Judgment that Carrols filed in January 2004, dismissing the EEOC's pattern or practice claim. Carrols then moved for summary judgment against the claims of the 511 individual claimants. On March 2, 2011, the Court issued a decision and order granting summary judgment against the claims of all but 131 of the 511 individual claimants and dismissed 380 of the individual claimants from the case. Both the EEOC and Carrols subsequently filed motions for reconsideration in part of the Court's March 2, 2011 decision and order, which motions were denied

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

by the Court in a decision and order issued February 10, 2012. Pursuant to the Court's order the parties submitted on March 1, 2012 letter briefs outlining their respective proposals on how the Court should proceed with the trials of the remaining claimants. The Court has ruled in part on the March 1, 2012 letter briefs requiring that depositions of the remaining claimants and other identified witnesses should move forward to be completed in 2012.
Subject to possible appeal by the EEOC, the EEOC's pattern or practice claim is dismissed however; the Court has yet to determine how the claims of the individual claimants will proceed. Although the Company believes that the EEOC's continued class litigation argument is without merit, it is not possible to predict the outcome of that matter on an appeal, if one is taken. The Company does not believe that any of the remaining claims, individually or in the aggregate, would have a material adverse impact on its consolidated financial statements.
The Company is a party to various other litigation matters incidental to the conduct of the Company's business. The Company does not believe that the outcome of any of these other matters will have a material adverse effect on its consolidated financial statements.
14. Retirement Plans
The Company offers its salaried employees the option to participate in the Carrols Corporation Retirement Savings Plan (the “Retirement Plan”). The Retirement Plan includes a savings option pursuant to section 401(k) of the Internal Revenue Code in addition to a post-tax savings option. The Company may elect to contribute to the Retirement Plan on an annual basis. The Company contribution is equal to 50% of the employee's contribution to a maximum Company contribution of $520 annually for any plan year that the Company participates in an employee match. Under the Retirement Plan, the Company's contributions begin to vest after one year and fully vest after five years of service. A year of service is defined as a plan year during which an employee completes at least 1,000 hours of service. Participating employees may contribute up to 50% of their salary annually to either of the savings options, subject to other limitations. The employees have various investment options available under a trust established by the Retirement Plan. Contributions to the Retirement Plan for employees related to continuing operations were $292, $297 and $295 for the years ended January 1, 2012, January 2, 2011 and January 3, 2010, respectively.

The Company also has an Amended and Restated Deferred Compensation Plan which permits employees not eligible to participate in the Retirement Plan because they have been excluded as “highly compensated” employees (as so defined in the Retirement Plan) to voluntarily defer portions of their base salary and annual bonus. All amounts deferred by the participants earn interest at 8% per annum. There is no Company matching on any portion of the funds. At January 1, 2012 and January 2, 2011, a total of $965 and $2,937, respectively, was deferred under this plan, including accrued interest.
15. Postretirement Benefits
The Company sponsors a postretirement medical and life insurance plan covering substantially all Burger King administrative and restaurant management personnel who retire or terminate after qualifying for such benefits.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

The following was the plan status and accumulated postretirement benefit obligation (APBO) at January 1, 2012 and January 2, 2011:

	January 1, 2012	January 2, 2011
Change in benefit obligation:
Benefit obligation at beginning of year	$1,845	$1,914
Service cost	7	23
Interest cost	87	103
Plan participants' contributions	67	49
Actuarial loss (gain)	350	(39)
Benefits paid	(318)	(219)
Medicare part D prescription drug subsidy	17	14
Benefit obligation at end of year	$2,055	$1,845

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Employer contributions	234	156
Plan participants' contributions	67	49
Benefits paid	(318)	(219)
Medicare part D prescription drug subsidy	17	14
Fair value of plan assets at end of year	—	—
Funded status	$(2,055)	$(1,845)
Weighted average assumptions:
Discount rate used to determine benefit obligations	4.40%	5.54%
Discount rate used to determine net periodic benefit cost	5.54%	6.00%
The discount rate is determined based on high-quality fixed income investments that match the duration of expected retiree medical and life insurance benefits. The Company has typically used the corporate AA/Aa bond rate for this assumption.
Components of net periodic postretirement benefit income recognized in the consolidated statements of operations were:

	Year ended
	January 1, 2012	January 2, 2011	January 3, 2010
Service cost	$7	$23	$28
Interest cost	87	103	114
Amortization of net gains and losses	84	95	94
Amortization of prior service credit	(359)	(360)	(359)
Net periodic postretirement benefit income	$(181)	$(139)	$(123)
Amounts recognized in accumulated other comprehensive income that have not yet been recognized as components of net periodic benefit income, consisted of:

	January 1, 2012	January 2, 2011
Prior service cost	$3,753	$4,112
Net gain	(1,864)	(1,598)
Deferred income taxes	(736)	(979)
Accumulated other comprehensive income	$1,153	$1,535
The estimated net gain and prior service credit for the postretirement benefit plan that will be amortized from accumulated

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

other comprehensive income into net periodic benefit income over the next fiscal year are $114 and $360, respectively.
The following table reflects the changes in accumulated other comprehensive income for the years ended January 1, 2012 and Janaury 2, 2011:

	January 1, 2012	January 2, 2011
Net loss (gain)	$350	$(39)
Amortization of net loss	(84)	(95)
Amortization of prior service credit	359	360
Deferred income taxes	(243)	(98)
Total recognized in accumulated other comprehensive income	$382	$128
Assumed health care cost trend rates at year end were as follows:

	January 1, 2012	January 2, 2011	January 3, 2010
Medical benefits cost trend rate assumed for the following year	8.00%	9.00%	9.00%
Prescription drug benefit cost trend rate assumed for the following year	7.50%	8.00%	9.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2017	2017	2016
Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$8	$(7)
Effect on postretirement benefit obligation	168	(146)
During 2012, the Company expects to contribute approximately $127 to its postretirement benefit plan. The benefits, net of Medicare Part D subsidy receipts, expected to be paid in each year from 2012 through 2016 are $127, $139, $138, $139 and $131 respectively, and for the years 2017-2021 the aggregate amount is $915.
16. Net Income (Loss) per Share
Basic net income (loss) per share is computed by dividing net income for the period by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing net income for the period by the weighted average number of common shares outstanding adjusted for the dilutive effect of outstanding stock options, if dilutive. The numerator of the diluted net income per share calculation is increased by the allocation of net income and dividends declared to nonvested shares, if the net impact is dilutive.
The Company has determined that certain nonvested share awards (also referred to as restricted stock awards) are participating securities because they have non-forfeitable rights to dividends. Accordingly, basic net income per share is calculated under the two-class method calculation. In determining the number of diluted shares outstanding, the Company is required to disclose the more dilutive earnings per share result between the treasury stock method calculation and the two-class method calculation.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

The following table is a reconciliation of the net income (loss) and share amounts used in the calculation of basic net income (loss) per share and diluted net income per share:

	Year ended
	January 1, 2012	January 2, 2011	January 3, 2010
Basic net income (loss) per share:
Net income (loss) from continuing operations	$(524)	$1,810	$11,074
Net income from discontinued operations	$11,742	$10,106	$10,761
Weighted average common shares outstanding	21,677,837	21,620,550	21,594,366
Basic net income (loss) per share from continuing operations	$(0.02)	$0.08	$0.51
Basic net income per share from discontinued operations	$0.54	$0.47	$0.50

Diluted net income (loss) per share:
Net income (loss) from continuing operations	$(524)	$1,810	$11,074
Net income from discontinued operations	$11,742	$10,106	$10,761
Shares used in computed basic net income per share	21,677,837	21,620,550	21,594,366
Dilutive effect of non-vested shares and stock options	—	214,867	174,317
Shares used in computed diluted net income per share	21,677,837	21,835,417	21,768,683
Diluted net income (loss) per share from continuing operations	$(0.02)	$0.08	$0.51
Diluted net income per share from discontinued operations	$0.54	$0.46	$0.49
Shares excluded from diluted net income per share computation (1)	1,551,372	2,076,725	1,600,772

(1)
These shares subject to stock options and non-vested shares were not included in the computation of diluted net income (loss) per share because they would have been antidilutive for the years presented.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

17. Selected Quarterly Financial and Earnings Data (Unaudited)

	Year ended January 1, 2012
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
Revenue	$81,622		$88,595		$90,599		$86,702
Income (loss) from operations	(1,188)	(1)	3,304	(1)	4,121		175	(1)(3)
Net income (loss) from continuing operations	(832)		300		356	(2)	(348)
Income from discontinued operations, net of income taxes	3,078		5,208		3,049	(2)	407
Net income	2,246		5,508		3,405		59
Basic and diluted net income (loss) per share, continuing operations	(0.04)		0.01		0.02		(0.01)
Basic and diluted net income per share, discontinued operations	0.14		0.24		0.14		0.02

	Year ended January 2, 2011
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
Revenue	$87,619		$93,456		$90,355		$85,643
Income from operations	1,751		3,217	(4)	4,783	(5)	1,823	(4)
Net income (loss) from continuing operations	(466)		710		1,815		(250)
Income from discontinued operations, net of income taxes	2,780		1,725		2,778		2,824
Net income	2,314		2,435		4,593		2,574
Basic and diluted net income (loss) per share, continuing operations	(0.02)		0.03		0.08		(0.01)
Basic and diluted net income per share, discontinued operations	0.13		0.08		0.13		0.13

(1)
The Company recorded impairment and other lease charges of $1.0 million in the first quarter of fiscal 2011, $0.2 million in the second quarter of fiscal 2011 and $0.3 million in the fourth quarter of fiscal 2011 (See Note 5).

(2)
The Company recorded a loss on extinguishment of debt of $2.4 million in the third quarter of fiscal 2011, of which $1.2 million has been reclassified to income from discontinued operations with the remainder of $1.2 million included in net income from continuing operations.

(3)	The fourth quarter of fiscal 2011 includes a $0.3 million gain related to a property insurance recovery from a fire at a Burger King restaurant (See Note 10).

(4)	The Company recorded impairment and other lease charges of $0.3 million in the second quarter of fiscal 2010 and $0.3 million in the fourth quarter of fiscal 2010 (See Note 4).

(5)	The Company recorded a gain of $0.4 million in the third quarter of fiscal 2010 related to an insurance recovery for damages from a fire at a Burger King restaurant (See Note 10).

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars, except share and per share amounts)

18. Subsequent Event
On May 30, 2012, the Company completed the acquisition of 278 of Burger King Corporation ("BKC") company-owned Burger King restaurants for a purchase price consisting of (i) a 28.9% equity ownership interest in the Company, (ii) $3.8 million for cash on hand and inventory at the acquired restaurants and (iii) $9.4 million of franchise fees and $3.8 million for BKC's assignment of its right of first refusal on franchisee restaurant transfers in 20 states ("ROFR") pursuant to an operating agreement (the "operating agreement"), dated May 30, 2012, with BKC entered into at closing on May 30, 2012. The ROFR is payable in quarterly payments over five years and the first quarterly payment of $0.2 million was made at closing. The Company also entered into new franchise agreements pursuant to the purchase and operating agreements and entered into leases with BKC for all of the acquired restaurants, including leases for 81 restaurants owned in fee by BKC and subleases for 197 restaurants under terms substantially the same as BKC's underlying leases for those properties. Pursuant to the operating agreement, the Company also agreed to remodel 455 Burger King restaurants to BKC's 20/20 restaurant image, including 57 restaurants in 2012, 154 restaurants in 2013, 154 restaurants in 2014 and 90 restaurants in 2015.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF
CARROLS RESTAURANT GROUP, INC.
(PARENT COMPANY ONLY)
CONDENSED BALANCE SHEETS
(in thousands of dollars except share and per share amounts)

	January 1, 2012	January 2, 2011
ASSETS
Investment in and advances from unconsolidated subsidiary	$58,603	$44,899
Due from unconsolidated subsidiaries	554	8
Total assets	59,157	44,907
LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to unconsolidated subsidiaries	—	—
Total liabilities	—	—
Stockholders’ equity:
Preferred stock, par value $.01; authorized 20,000,000 shares, issued and outstanding—none	—	—
Voting common stock, par value $.01; authorized 100,000,000 shares, issued— 22,135,663 and 21,678,103, respectively, and outstanding—21,750,237 and 21,632,402 shares, respectively	218	216
Additional paid-in capital	6,954	3,474
Retained earnings	51,041	39,823
Accumulated other comprehensive income	1,085	1,535
Treasury stock, at cost	(141)	(141)
Total stockholders’ equity	59,157	44,907
Total liabilities and stockholders’ equity	$59,157	$44,907

The accompanying notes are an integral part of these condensed financial statements.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF
CARROLS RESTAURANT GROUP, INC.
(PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF OPERATIONS
(in thousands of dollars)

	Year ended
	January 1, 2012	January 2, 2011	January 3, 2010
Income:
Investment income (loss) from unconsolidated subsidiary - continuing operations	$(520)	$1,816	$11,080
Investment income from unconsolidated subsidiary - discontinued operations	11,742	10,106	10,761
Expenses:
General and administrative	4	6	6
Net income	$11,218	$11,916	$21,835

The accompanying notes are an integral part of these condensed financial statements.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF
CARROLS RESTAURANT GROUP, INC.
(PARENT COMPANY ONLY)
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Year ended
	January 1, 2012	January 2, 2011	January 3, 2010
Cash flows from operating activities:
Net income	$11,218	$11,916	$21,835
Income from discontinued operations of unconsolidated subsidiary	(11,742)	(10,106)	(10,761)
Adjustments to reconcile net income to net cash used for operating activities:
(Increase) decrease in investment in unconsolidated subsidiary - continuing operations	520	(1,816)	(11,080)
(Increase) decrease in due from unconsolidated subsidiary	(547)	(58)	6
Net cash used for operating activities - continuing operations	(551)	(64)	—
Cash flows from financing activities:
Proceeds from stock option exercises	551	64	—
Net cash provided from financing activities	551	64	—
Net increase (decrease) in cash and cash equivalents from continuing operations	—	—	—
Cash and cash equivalents, beginning of year	—	—	—
Cash and cash equivalents, end of year	$—	$—	$—

The accompanying notes are an integral part of these condensed financial statements.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF
CARROLS RESTAURANT GROUP, INC.
(PARENT COMPANY ONLY)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1—Basis of Presentation
Carrols Restaurant Group, Inc’s (the “Company”) investment in subsidiary is stated at cost plus equity in the undistributed earnings of its subsidiary. The Company’s share of net income of its unconsolidated subsidiary is included in consolidated income using the equity method. This condensed financial information of the parent company only should be read in conjunction with the Consolidated Financial Statements of the Company included elsewhere in this Form 8-K.

CARROLS RESTAURANT GROUP, INC. AND SUBSIDIARY
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
Years Ended January 1, 2012, January 2, 2011, and January 3, 2010
(in thousands of dollars)

	Column B	Column C		Column D	Column E
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to other accounts	Deductions	Balance at End of Period
Year ended January 1, 2012:
Deferred income tax valuation allowance	$549	$354	$—	$—	$903
Year ended January 2, 2011:
Deferred income tax valuation allowance	$563	$(14)	$—	$—	$549
Year ended January 3, 2010:
Deferred income tax valuation allowance	$575	$(12)	$—	$—	$563